Certain information contained in this document has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential. PURCHASE AND ASSUMPTION AGREEMENT dated as of April 16, 2024 between Amerant Bank, N.A. and MidFirst Bank Execution Version

TABLE OF CONTENTS

Page

ARTICLE 1

CERTAIN DEFINITIONS

1.1 Certain Definitions....1
1.2 Accounting Terms....11

ARTICLE 2

THE P&A TRANSACTION

2.1 Purchase and Sale of Assets....11
2.2 Assumption of Liabilities....12
2.3 Purchase Price....13
2.4 Assumption of IRA Deposits....13
2.5 Sale and Transfer of Servicing....14
2.6 Real Estate Matters....14
2.7 Interest Rate Swaps....15

ARTICLE 3

CLOSING PROCEDURES; ADJUSTMENTS

3.1 Closing....15
3.2 Payment at Closing....16
3.3 Adjustment of Purchase Price....16
3.4 Proration; Other Closing Date Adjustments; Wrong Pockets....17
3.5 Seller Deliverables....18
3.6 Purchaser Deliverables....19
3.7 Delivery of the Loan Documents....19
3.8 Real Property Filings....20
3.9 Allocation of Purchase Price....20

ARTICLE 4

TRANSITIONAL MATTERS

4.1 Transitional Arrangements....21
4.2 Customers....21
4.3 ACH Debit or Credit Transactions....23
4.4 Wires....24
4.5 Access to Records....24
4.6 Interest Reporting and Withholding....25

vi

1100981594\7\AMERICAS

4.7 Negotiable Instruments ....................................................................................25
4.8 ATM and Debit Cards.....................................................................................25
4.9 Data Processing Conversion for the Branches and Handling of Certain Items ................26
4.10 Employee Training; Communications ..................................................................27
4.11 Night Drop Equipment.....................................................................................28
4.12 Access to the Branches on the Closing Date .......................................................28
4.13 Environmental Study. ......................................................................................29
4.14 Collateral Assignments and Filing.....................................................................29
4.15 Telephone Numbers ........................................................................................29

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

5.1 Corporate Organization and Authority ................................................................30
5.2 No Conflicts.....................................................................................................30
5.3 Governmental Approvals and Consents..............................................................30
5.4 Litigation and Undisclosed Liabilities.................................................................31
5.5 Regulatory Matters...........................................................................................31
5.6 Compliance with Laws .....................................................................................31
5.7 Loans..............................................................................................................32
5.8 Records ..........................................................................................................33
5.9 Title to Assets; Insurance..................................................................................33
5.10 Deposits..........................................................................................................34
5.11 Environmental Laws; Hazardous Substances .....................................................34
5.12 Brokers' Fees ..................................................................................................35
5.13 Property..........................................................................................................35
5.14 Absence of Certain Changes or Events...............................................................36
5.15 Employee Benefit Plans; Labor Matters..............................................................36
5.16 Assumed Contracts ..........................................................................................37
5.17 Limitations on Representations and Warranties ..................................................37

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

6.1 Corporate Organization and Authority ................................................................37
6.2 No Conflicts.....................................................................................................38
6.3 Approvals and Consents ...................................................................................38
6.4 Regulatory Matters...........................................................................................38
6.5 Litigation and Undisclosed Liabilities.................................................................39
6.6 Operation of the Branches ................................................................................39
6.7 Brokers' Fees ..................................................................................................39
6.8 Available Funds ...............................................................................................39
6.9 Limitations on Representations and Warranties ..................................................40

ARTICLE 7 COVENANTS OF THE PARTIES Activity in the Ordinary Course .........................................................................................40 Access and Confidentiality ................................................................................................41 Regulatory Approvals ........................................................................................................43 Consents .............................................................................................................................43 Efforts to Consummate; Further Assurances .....................................................................44 Solicitation of Accounts; Non-Solicitation ........................................................................45 Insurance ............................................................................................................................46 Servicing Prior to Closing Date .........................................................................................46 Change of Name, Etc .........................................................................................................46 ARTICLE 8 TAXES AND EMPLOYEE BENEFITS Tax Representations ...........................................................................................................47 Proration of Taxes ..............................................................................................................47 Sales and Transfer Taxes ...................................................................................................47 Information Returns ...........................................................................................................47 Payment of Amount Due under Article 8 ..........................................................................47 Assistance and Cooperation ...............................................................................................48 Transferred Employees ......................................................................................................48 Retention Bonus .................................................................................................................51 ARTICLE 9 CONDITIONS TO CLOSING Conditions to Obligations of Purchaser .............................................................................52 Conditions to Obligations of Seller ...................................................................................53 ARTICLE 10 TERMINATION Termination ........................................................................................................................54 Effect of Termination .........................................................................................................55 ARTICLE 11 INDEMNIFICATION Indemnification ..................................................................................................................55 Exclusivity .........................................................................................................................57 AS-IS Sale; Waiver of Warranties .....................................................................................58

## ARTICLE 12

## MISCELLANEOUS

12.1 Survival .....58
12.2 Assignment .....59
12.3 Binding Effect .....59
12.4 Public Notice .....59
12.5 Notices .....59
12.6 Expenses .....60
12.7 Governing Law; Consent to Jurisdiction .....60
12.8 Waiver of Jury Trial .....60
12.9 Entire Agreement; Amendment .....61
12.10 Third-Party Beneficiaries .....61
12.11 Counterparts .....61
12.12 Headings .....61
12.13 Severability .....61
12.14 Interpretation .....61
12.15 Confidential Supervisory Information .....62
12.16 Specific Performance .....62

LIST OF EXHIBITS

| | |
|---|---|
| Exhibit A | Employees with Retention Agreements |
| Exhibit B | Burdensome Condition Definition |
| Exhibit 1.1(a) | Assumed Contracts |
| Exhibit 1.1(b)(i) | Branches |
| Exhibit 1.1(b)(ii) | Owned Real Property |
| Exhibit 1.1(b)(iii) | Leased Real Property |
| Exhibit 1.1(c)(i) | Deposits |
| Exhibit 1.1(c)(iii) | Syndicated Loans |
| Exhibit 1.1(f)(i) | Loans |
| Exhibit 1.1(f)(ii) | Excluded Loans from the Initial Pool |
| Exhibit 1.1(g) | Seller's Knowledge |
| Exhibit 1.1(h) | Retained Personal Property |
| Exhibit 1.1(i) | Draft Closing Statement |
| Exhibit 2.4(b) | Excluded IRA Deposits |
| Exhibit 3.5(b) | Form of Assignment and Assumption Agreement and Bill of Sale |
| Exhibit 3.5(c) | Form of Branch Lease Assignment |
| Exhibit 8.7(a)(i) | Branch Employees and Leave Recipients |

This PURCHASE AND ASSUMPTION AGREEMENT, dated as of April 16, 2024, is by and between Amerant Bank, N.A., a national banking association (“Seller”), and MidFirst Bank, a federally-chartered savings association (“Purchaser”). RECITALS WHEREAS, Purchaser desires to acquire from Seller, and Seller desires to transfer to Purchaser, certain banking operations in the Houston, Texas metropolitan statistical area, in accordance with and subject to the terms and conditions of this Agreement. WHEREAS, as a condition and an inducement for Purchaser to enter into this Agreement, Seller entered into amended retention agreements with each of the employees listed on Exhibit A prior to the execution of this Agreement (collectively, such amended retention agreements, the “Amended Retention Agreements”). NOW, THEREFORE, in consideration of the premises and the mutual promises and obligations set forth herein, the parties agree as follows: ARTICLE 1 CERTAIN DEFINITIONS Certain Definitions. The terms set forth below are used in this Agreement with the following meanings: “Accounting Firm” has the meaning set forth in Section 3.3(b). “Accrued Interest” means, as of any date, (a) with respect to a Deposit, interest that is accrued on such Deposit to and including such date and not yet posted to the relevant deposit account, and (b) with respect to a Loan or Negative Deposit, interest that is accrued on such Loan or Negative Deposit to and including such date and not yet paid. “ACH” has the meaning set forth in Section 4.3(a). “ACH Entries” has the meaning set forth in Section 4.3(a). “ACH Entries Cut-Off Date” has the meaning set forth in Section 4.3(a). “Adjusted Payment Amount” means (x) the aggregate balance (including Accrued Interest) of the Deposits assumed by Purchaser pursuant to Section 2.2, minus (y) the Purchase Price, each as set forth on the Final Closing Statement. “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. “Agreement” means this Purchase and Assumption Agreement, including all schedules, exhibits and addenda, each as amended from time to time in accordance with Section 12.9(b).

2 “Amended Retention Agreements” has the meaning set forth in the recitals to this Agreement. “Appraised Value” means the appraised value of the Owned Real Property as determined in accordance with Section 2.6(a). “Appraiser” means Coldwell Banker Richard Ellis, Houston Texas. “Assets” has the meaning set forth in Section 2.1(a). “Assignment and Assumption Agreement and Bill of Sale” has the meaning set forth in Section 3.5(b). “Assumed Contracts” means each of the contracts set forth on Exhibit 1.1(a) and any contracts entered into by Seller subsequent to the date hereof to the extent entered into in the ordinary course of business and exclusively related to the operations of the Branches and set forth on Exhibit 1.1(a). Exhibit 1.1(a) shall be updated by Seller as of 5:00 p.m., Central time, on the date that is five (5) Business Days prior to the Closing Date (and delivered to Purchaser on or before 5:00 p.m., Central time, on the date that is no later than two (2) Business Days prior to the Closing Date). “Assumed Liabilities” has the meaning set forth in Section 2.2(a). “Benefit Plan” means each employee benefit plan, program or other arrangement that is sponsored or maintained by Seller or any of its Affiliates or to which Seller or any of its Affiliates contributes or is obligated to contribute, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (in each case, whether or not such plan is subject to ERISA) and any bonus, incentive, compensation, deferred compensation, vacation, leave of absence, layoff, salary continuation, sick leave, excess benefit, flexible spending account, stock purchase, stock option, phantom stock, stock appreciation rights, restricted stock, restricted stock units, severance, split dollar or other insurance benefit, employment, consulting, retention, change of control or fringe benefit plan, agreement, program or policy in which any of the Branch Employees or their dependents participate, or pursuant to which Seller is obligated to pay compensation to any independent contractor providing retail banking functions or services at any of the Branches. “Branch Employees” means the employees of Seller or its Affiliates employed at the Branches (including any employees who are Leave Recipients) and set forth on the list provided by Seller in accordance with Section 5.15(a). “Branch Lease Assignments” has the meaning set forth in Section 3.5(d). “Branch Leases” means the leases, subleases or licenses under which Seller leases or occupies land and/or buildings used for Branches, as set forth on Exhibit 1.1(b)(iii). “Branches” means the locations identified on Exhibit 1.1(b)(i) used by Seller to conduct its business and “Branch” refers to each such Branch or any of the Branches.

3 “Burdensome Condition” has the meaning set forth in Exhibit B. “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Texas are authorized or required by law to close. “Cap” has the meaning set forth in Section 11.1(e). “Cash on Hand” means, as of Closing, all petty cash, vault cash, teller cash, ATM cash, prepaid postage and cash equivalents held at a Branch. “Closing” means the closing of the P&A Transaction, which is to be held on such date as provided in Article 3 and which shall be deemed to be effective at the Effective Time. “Closing Date” has the meaning set forth in Section 3.1(b). “Code” means the Internal Revenue Code of 1986, as amended. “Commitments” has the meaning set forth in Section 2.6(b). “Controlling Party” has the meaning set forth in Section 11.1(f). “Covered Period” has the meaning set forth in Section 4.4. “CRA” has the meaning set forth in Section 6.4(f). “Deductible” has the meaning set forth in Section 11.1(e). “Delaware Courts” has the meaning set forth in Section 12.7. “Deposit(s)” means deposit liabilities with respect to deposit accounts booked by Seller at a Branch or allocated by Seller to a Branch in accordance with its householding methodology set forth on Schedule 1.1(a) of the Seller Disclosure Schedule (“Seller’s Householding Methodology”) as of the Effective Time, in each case that constitute “deposits” for purposes of the Federal Deposit Insurance Act, 12 U.S.C. § 1813, including escrow deposit liabilities relating to the Loans and collected and uncollected deposits and Accrued Interest, but excluding any (a) Excluded IRA Deposits and any liabilities that are not transferable pursuant to applicable law or regulation, (b) any accounts of directors of Seller or its Affiliates or any accounts of employees of Seller or its Affiliates who are employed at any location other than a Branch, (c) any accounts of Seller or its Affiliates, (d) any International certificates of deposit, as so designated in Seller’s books and records, and any other deposits for the account of persons or entities who are not domiciled in the United States, and (e) any deposits made by any Person that is the target of Sanctions Laws. Exhibit 1.1(c)(i) contains a list of Deposits as of March 13, 2024 with such schedule specifying the identity of the accountholder and the type of account for each Deposit, and such list shall be updated by Seller as of 5:00 p.m., Central time, on the date that is five (5) Business Days prior to the Closing Date (and delivered to Purchaser on or before 5:00 p.m., Central time, on the date that is no later than two (2) Business Days prior to the Closing Date). “Deposit Premium” has the meaning set forth in Section 2.3(a), as adjusted.

4 “Dispute Notice” has the meaning set forth in Section 3.3(b). “Disputed Item” has the meaning set forth in Section 3.3(b). “Draft Allocation Statement” has the meaning set forth in Section 3.9(a). “Draft Closing Statement” means a draft closing statement in substantially the form of Exhibit 1.1(i), prepared by Seller, which shall be initially prepared as of the close of business on the date that is five (5) Business Days preceding the Closing Date, and delivered to Purchaser on the date that is no later than three (3) Business Days prior to the Closing Date, in each case setting forth Seller’s reasonable estimated calculation of both the Purchase Price and the Estimated Payment Amount. “Effective Time” means 5:01 p.m., Central time, on the Closing Date. “Encumbrances” means all mortgages, deeds of trust, claims, charges, liens, encumbrances, options (or other third-party right), title defect, easements, rights of way, encroachments, limitations, commitments and security interests, ordinances, restrictions, requirements, resolutions, laws or orders of any governmental authority now or hereafter acquiring jurisdiction over the Assets, and all amendments or additions thereto in force as of the date of this Agreement or in force as of the Closing Date, and other matters now of public record relating to the Real Property, except for obligations pursuant to applicable escheat and unclaimed property laws relating to the Escheat Deposits and except for statutory liens for ad valorem tax payments securing payments not yet due. “Environmental Law” means any federal, state or local law, statute, rule, regulation, code, order, judgment, decree, injunction or agreement with any federal, state or local governmental authority, relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and now in effect. Environmental Laws include the Clean Air Act (42 U.S.C. § 7401 et seq.); the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.); the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.); the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.); and the Occupational Safety and Health Act (29 U.S.C § 651 et seq.). “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and class exemptions of the U.S. Department of Labor thereunder. “Escheat Deposits” means, as of any date, Deposits and safe deposit box contents, in each case held on such date at the Branches which become subject to escheat, in the calendar year in which Closing occurs, to any governmental authority pursuant to applicable escheat and unclaimed property laws.

5 “Estimated Payment Amount” means (x) the aggregate balance (including Accrued Interest) of the Deposits assumed by Purchaser pursuant to Section 2.2, minus (y) the Purchase Price, each as set forth on the Draft Closing Statement as reasonably agreed upon prior to Closing by Seller and Purchaser. “Excluded IRA Deposits” has the meaning set forth in Section 2.4(b). “Excluded Liability” has the meaning set forth in Section 2.2(b). “Excluded Taxes” means (a) any Taxes of Seller or any of its Affiliates for or applicable to any period, (b) any Taxes of, or relating to, the Assets, the Assumed Liabilities or the operation of the Branches for, or applicable to, the Pre-Closing Tax Period and (c) any Transfer Taxes for which Seller is responsible pursuant to Section 8.3. “FDIC” means the Federal Deposit Insurance Corporation. “Federal Funds Rate” means, on any day, the per annum rate of interest (rounded upward to the nearest 1/100 of 1%) that is the weighted average of the rates on overnight federal funds transactions arranged on such day or, if such day is not a Business Day, the previous Business Day, by federal funds brokers computed and released by the Federal Reserve Bank of New York (or any successor) in substantially the same manner as such Federal Reserve Bank currently computes and releases the weighted average it refers to as the “Federal Funds Effective Rate” at the date of this Agreement. “Final Allocation Statement” has the meaning set forth in Section 3.9(a). “Final Closing Statement” means a final closing statement, which, for the avoidance of doubt, shall be in substantially the same form as the Draft Closing Statement, prepared by Seller in accordance with the methodologies and accounting policies used in preparing the Draft Closing Statement, on or before the thirtieth (30th) calendar day following the Closing Date setting forth the Purchase Price, the Adjusted Payment Amount and the prorated items set forth in Section 3.4, all determined and calculated as of the Effective Time. “GAAP” has the meaning set forth in Section 1.2. “Hazardous Substance” means any substance, whether liquid, solid or gas (a) listed, identified or designated as hazardous or toxic; (b) which, applying criteria specified in any Environmental Law, is hazardous or toxic; or (c) the use or disposal, or any manner or aspect of management or handling, of which is regulated under Environmental Law. “IRA” means an “individual retirement account” or similar account created by a trust for the exclusive benefit of any individual or his beneficiaries in accordance with the provisions of Section 408 or 408A of the Code. “IRS” means the Internal Revenue Service.

6 “Items” means (a) drafts, including checks and negotiable orders of withdrawal and items of a like kind that are drawn on or deposited and credited to the Deposit accounts, and (b) payments, advances, disbursements, fees, reimbursements and items of a like kind that are debited or credited to the Loans. “Leased Real Property” means the real property leased, subleased or licensed by Seller and on which the Branches listed on Exhibit 1.1(b)(iii) are located, including any improvements and fixtures thereon and any easements, concessions, licenses or similar rights appurtenant thereto. “Leave Recipients” has the meaning set forth in Section 8.7(a)(ii). “Loan Documents” means the Loan files and all documents with respect to a Loan that are in Seller’s possession or control, including loan applications, notes, loan agreements, letters of credit, security agreements, control agreements, deeds of trust, mortgages, collectors notes, appraisals, credit reports, disclosures, titles to collateral (titles to cars, boats, etc.), all verifications (including employment verification, deposit verification, etc.), financial statements of borrowers and guarantors, independently prepared financial statements, internally prepared financial statements, commitment letters, loan agreements including building and loan agreements, guarantees, pledge agreements, intercreditor agreements, participation agreements, security and collateral agreements, sureties and insurance policies (including title insurance and life insurance policies), flood hazard certifications and all written modifications, waivers and consents relating to any of the foregoing. “Loans” means the loans as of April 5, 2024 that are listed on Exhibit 1.1(f)(i), including letters of credit, loan commitments and all overdrafts with respect thereto and any loans originated between April 5, 2024 and the Effective Time that are related to customers with Deposit accounts or that are allocated by Seller to a Branch in accordance with Seller’s Householding Methodology; provided, however, that “Loans” does not include (a) the interest of any participants in such loans or loans that have been the subject of securitizations, (b) any loan that has been more than fifty-nine (59) calendar days past due at the date that is five (5) Business Days prior to the Closing Date, (c) any loan has been classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, or “Criticized” as determined by Seller in the ordinary course of business, (d) has failed a fixed charge coverage ratio financial covenant or a debt service coverage ratio financial covenant based on information received on or after March 1, 2024, or (e) the loans included in Exhibit 1.1(f)(ii). Exhibit 1.1(f)(i) shall be updated by Seller as of 5:00 p.m., Central time, on the date that is five (5) Business Days prior to the Closing Date (and delivered to Purchaser on or before 5:00 p.m., Central time, on the date that is no later than three (3) Business Days prior to the Closing Date). For the avoidance of doubt, such updating shall be conducted in accordance with Seller’s Householding Methodology. “Loss” means the amount of losses, liabilities, damages and reasonable expenses actually incurred by the indemnified party or its Affiliates in connection with the matters described in Section 11.1, less the amount of the economic benefit (if any) actually received or realized by the indemnified party or its Affiliates obtained or to be obtained in connection with any such damage, loss, liability or expense (including net Tax benefits obtainable under applicable law,

7 amounts recovered under insurance policies net of deductibles, recovery by setoffs or counterclaims and other economic benefits). “Mark” has the meaning set forth in the definition of Personal Property. “Material Adverse Effect” means (a) with respect to Seller, a material adverse effect on (i) the business or results of operations or financial condition of the Branches, the Assets and the Assumed Liabilities, taken as a whole (excluding any effect to the extent arising out of or resulting from (A) changes in GAAP or regulatory accounting requirements applicable to banks or savings associations or their holding companies generally, (B) changes in laws, rules or regulations of general applicability or interpretations thereof by courts or governmental agencies or authorities, (C) changes in global, national or regional political conditions or in general U.S. national or regional or global economic or market conditions affecting banks or their holding companies generally (including changes in interest or exchange rates or in credit availability and liquidity), (D) the execution, announcement or consummation of this Agreement and the transactions contemplated hereby, including the impact thereof on customers, suppliers, licensors, employees and others having business relationships with the Seller, (E) the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism not directly involving the Assets or the Assumed Liabilities or (F) actions by Purchaser or Seller taken pursuant to the express requirements of this Agreement), or (ii) the ability of Seller to perform any of its financial or other obligations under this Agreement or to timely consummate the P&A Transaction as contemplated by this Agreement, and (b) with respect to Purchaser, a material adverse effect on the ability of Purchaser to perform any of its financial or other obligations under this Agreement or to timely consummate the P&A Transaction as contemplated by this Agreement. “Material Defect” means with respect to any “Recognized Environmental Condition” reported in a report permitted under Section 4.13(a) of this Agreement, as the term “Recognized Environmental Condition” is defined in ASTM Standard E1527-05, E1527-21 or E1527-13, that is: (a) located at the Real Property; (b) occurred during Seller’s ownership or operation of the Real Property; and (c) associated with an estimated expense to be incurred by the owner of the Owned Real Property or, in the case of the Leased Real Property, the lessee of the property, to remediate such “Recognized Environmental Condition” that exceed $250,000 in the case of all affected Owned Real Properties and each affected facility subject to a Branch Lease. “Negative Deposits” means Deposit account overdrafts. “Net Book Value” means the carrying value of each of the Assets as reflected on the books of Seller as of the Effective Time, in accordance with GAAP and consistent with the accounting policies and practices of Seller in effect as of the date of this Agreement. “Non-Controlling Party” has the meaning set forth in Section 11.1(f). “Obligor” has the meaning set forth in Section 5.7(a)(i). “Order” has the meaning set forth in Section 9.1(b).

8 “Owned Real Property” means the real property owned by Seller and on which the Branches listed on Exhibit 1.1(b)(ii) are located, including any improvements and fixtures thereon and any easements, concessions, licenses or similar rights appurtenant thereto. “P&A Transaction” means the purchase and sale of Assets and the assumption of Assumed Liabilities described in Sections 2.1 and 2.2. “Permitted Encumbrances” means (a) matters disclosed on Schedule 1.1(b) of the Seller Disclosure Schedule, (b) Encumbrances that the title insurance company agrees to omit, to provide affirmative insurance for, or to otherwise insure over at no additional cost to Purchaser, (c) statutory liens securing Taxes or other payments not yet due or being contested in good faith by appropriate procedures, (d) mechanics’, carriers’ workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business not yet due or being contested in good faith by appropriate procedures and which do not materially and adversely affect the value of the Real Property, (e) easements, encroachments, rights of way, applicable zoning laws and building restrictions, none of which materially and adversely affect either (i) the current use of the Real Property as a commercial bank branch office in the manner used by Seller or (ii) the value of the Real Property and (f) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business. “Person” means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust or other business entity. “Personal Property” means the personal property goods of Seller located in the Branches, and used or held for use in the business or operation of the Branches, consisting of the trade fixtures, shelving, furniture, leasehold improvements, on-premises ATMs (excluding Seller licensed software, but including equipment, security systems equipment (but not including any connections or software relating thereto)), safe deposit boxes (exclusive of contents), vaults, sign structures and assignable warranties and guarantees relating thereto (exclusive of signage containing any trade name, trademark or service mark, if any, of Seller or any of its Affiliates (a “Mark”), and supplies (exclusive of supplies containing a Mark, routing number or other label associated with Seller), except for Retained Personal Property, but excluding any such items consumed or disposed of in the ordinary course of the operation of the Branches through the Effective Time. Seller and Purchaser shall cooperate in good faith to agree to an updated Exhibit 1.1(h) that includes a complete and accurate list of any Personal Property (taking into account any such items consumed or disposed of and any new such items acquired or obtained, in each case in the ordinary course of business after the date hereof) to be retained by Seller as of 5:00 p.m., Central time, on the date that is five (5) Business Days prior to the Closing Date (and Seller shall deliver such updated Exhibit 1.1(h) to Purchaser on or before 5:00 p.m., Central time, on the date that is no later than two (2) Business Days prior to the Closing Date). “Pre-Closing Tax Period” means a taxable period or portion thereof that ends on or prior to the Closing Date; if a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that ends on and includes the Closing Date shall constitute the Pre-Closing Tax Period.

9 “Property Taxes” means real, personal and intangible ad valorem property Taxes (including special assessments). “Proposed Appraised Value” has the meaning set forth in Section 2.6(a). “Purchase Price” has the meaning set forth in Section 2.3. “Purchaser” has the meaning set forth in the Preamble. “Purchaser 401(k) Plan” has the meaning set forth in Section 8.7(f). “Purchaser Benefit Plans” has the meaning set forth in Section 8.7(c). “Purchaser Taxes” has the meaning set forth in Section 11.1(f). “Real Property” means the Owned Real Property and the Leased Real Property. “Records” means (a) as to the Loans, the Loan Documents and (b) as to other Assets and Assumed Liabilities, all records and original documents, or where reasonable and appropriate, copies thereof, that relate directly thereto and are retained in the Branches, or are in Seller’s possession or control and pertain to and are used by Seller to administer, reflect, monitor, evidence or record information respecting the business or conduct of the business of the Branches (including transaction tickets and stop payment orders through the Closing Date and all records for closed accounts located in Branches and excluding any other transaction tickets and records for closed accounts and, with respect to Real Property, all surveys and plans and specifications in Seller’s possession and assignable warranties, governmental permits and certificates of occupancy) and all such records and original documents, or where reasonable and appropriate copies thereof, regarding the Assets and the Assumed Liabilities, including all such records maintained on electronic or magnetic media in the electronic database system of Seller reasonably accessible by a Branch, or to comply with the applicable laws and governmental regulations to which the Deposits are subject, including applicable unclaimed property and escheat laws. “Regulatory Approvals” means the approval of the Office of the Comptroller of the Currency and any other approval, waiver or consent from any other Regulatory Authority required to consummate the P&A Transaction. “Regulatory Authority” means any federal or state banking, other regulatory, self- regulatory or enforcement agency or authority or any court, administrative agency or commission or other governmental authority or instrumentality. “Retained Personal Property” means those items that are set forth on Exhibit 1.1(h) (which contains a complete and accurate list as of April 16, 2024 of the Personal Property to be retained by Seller from each Branch). “Returned Items” has the meaning set forth in Section 4.9(c). “Safe Deposit Agreements” means the agreements that are in Seller’s possession or control relating to safe deposit boxes located in the Branches.

10 “Sanctions Laws” means applicable economic or financial sanctions or trade embargoes imposed, administered, or enforced by relevant governmental authorities (to the extent consistent with the laws of the United States of America), including those administered by the U.S. government through the U.S. Department of Treasury Office of Foreign Assets Control or the U.S. Department of State. “Seller” has the meaning set forth in the Preamble. “Seller 401(k) Plan” has the meaning set forth in Section 8.7(f). “Seller Disclosure Schedule” means the disclosure schedule of Seller delivered to Purchaser in connection with the execution and delivery of this Agreement. “Seller Taxes” has the meaning set forth in Section 11.1(f). “Seller’s Knowledge” or other similar phrases means information that is actually known, after reasonable inquiry, by the Persons set forth on Exhibit 1.1(g). “Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date. “Survival Period” has the meaning set forth in Section 12.1(a). “Syndicated Loans” means the loans identified on Exhibit 1.1(c)(iii). “Tax Claim” has the meaning set forth in Section 11.1(f). “Tax Returns” means any report, return, declaration, statement, claim for refund, information return or statement relating to Taxes or other information or document required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof. “Taxes” means all taxes, including income, gross receipts, excise, real and personal and intangible property, sales, use, transfer (including transfer gains taxes), withholding, license, payroll, recording, ad valorem and franchise taxes, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of another person, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof and such term shall include any interest, penalties or additions to tax attributable to such assessments. “Termination Date” has the meaning set forth in Section 10.1(c). “Title Insurance” has the meaning set forth in Section 2.6(d). “Title Policy” has the meaning set forth in Section 2.6(d). “Title Insurer” has the meaning set forth in Section 2.6(d).

11 “Transaction Account” means any account at a Branch in respect of which deposits therein are withdrawable in practice upon demand or upon which third-party drafts may be drawn by the depositor, including checking accounts, negotiable order of withdrawal accounts and money market deposit accounts. “Transfer Date” means (a) with respect to Branch Employees on Exhibit 8.7(a)(i) who are not Leave Recipients as of the Closing Date and who accept Purchaser’s offer of employment, the Closing Date (with employment status with Purchaser commencing at the Effective Time), and (b) with respect to Branch Employees on Exhibit 8.7(a)(i) who are Leave Recipients as of the Closing Date and who accept Purchaser’s offer of employment, the date of active commencement of such Branch Employee’s employment with Purchaser or one of its Affiliates, as applicable, within the time period set forth in Section 8.7(a)(ii). “Transfer Taxes” has the meaning set forth in Section 8.3. “Transferred Employees” has the meaning set forth in Section 8.7(a)(i). “Unauthorized ACH Entry” has the meaning set forth in Section 4.3(b). “Wires” has the meaning set forth in Section 4.4. Accounting Terms. All accounting terms not otherwise defined herein shall have the respective meanings assigned to them in accordance with consistently applied generally accepted accounting principles as in effect from time to time in the United States of America (“GAAP”). ARTICLE 2 THE P&A TRANSACTION Purchase and Sale of Assets. (a) Subject to the terms and conditions set forth in this Agreement, at Closing, Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller’s right, title and interest, as of the Closing Date, in and to the following (collectively, the “Assets”): (i) Cash on Hand; (ii) the Real Property; (iii) the Personal Property; (iv) the Branch Leases; (v) the Assumed Contracts;

12 (vi) the Loans, plus Accrued Interest with respect to such Loans, as well as the collateral for the Loans, the Loan Documents and, to the extent owned, the servicing rights related thereto pursuant to Section 2.5; (vii) the Negative Deposits, plus Accrued Interest with respect to such Negative Deposits; (viii) the Safe Deposit Agreements; (ix) the Records; and (x) any refunds, credits or other receivables, in each case, of, against or relating to Taxes of, or relating to, the Assets or the operation of the Branches in each case solely to the extent directly related to the Taxes within the meaning of Section 2.2(a)(vii) (i.e., other than related to Excluded Taxes). (b) Purchaser understands and agrees that it is purchasing only the Assets specified in this Agreement, and, except as may be expressly provided for in this Agreement, Purchaser has no interest in or right to any other asset or business relationship that Seller or its Affiliates may have with any customer of the Branches. For the avoidance of doubt, except as contemplated by Section 7.9, no right to the use of any sign, trade name, trademark or service mark, if any, of Seller or any of its Affiliates, is being sold, and no such right shall be an Asset. Assumption of Liabilities. (a) Subject to the terms and conditions set forth in this Agreement, including Section 3.4, at Closing, Purchaser shall assume, pay, perform and discharge all duties, responsibilities, obligations or liabilities of Seller (whether accrued, contingent or otherwise) arising after the Effective Time (or the Transfer Date with respect to a Transferred Employee), with respect to the following (collectively, the “Assumed Liabilities”): (i) the Deposits, including Deposits in IRAs, but excluding Excluded IRA Deposits to the extent contemplated by Section 2.4; (ii) the Personal Property, the Branch Leases and the Owned Real Property; (iii) the Safe Deposit Agreements; (iv) the Assumed Contracts; (v) the Loans (it being understood and agreed that Purchaser is assuming all future funding obligations as of the Effective Time in respect of any Loan), and the servicing of the Loans after the Effective Time pursuant to Section 2.5; (vi) liabilities in respect of any Transferred Employee arising out of or relating to his or her employment with Purchaser and certain liabilities in respect of Branch Employees as set forth in Section 8.7; and

13 (vii) liabilities for Taxes of, or relating to, the Assets, the Assumed Liabilities or the business or operation of the Branches (other than Excluded Taxes). (b) Notwithstanding anything to the contrary in this Agreement, Purchaser shall not assume or be bound by any duties, responsibilities, obligations or liabilities of Seller or any of its Affiliates, of any kind or nature, known, unknown, contingent or otherwise, other than the Assumed Liabilities or as otherwise expressly set forth herein (all duties, responsibilities, obligations and liabilities of Seller or any of its Affiliates, other than the Assumed Liabilities or other obligations expressly assumed hereunder, the “Excluded Liabilities”). Purchase Price. The purchase price (“Purchase Price”) for the Assets shall be to the sum of the following amounts: (a) An amount equal to $13,000,000 (the “Deposit Premium”), provided that, if the balance of non-interest checking deposits included in Deposits or the total balance of Deposits (excluding insured cash sweep deposits) decrease by more than 15% between March 13, 2024 and the Closing Date, then the Deposit Premium shall be equal to the sum of (i) 9.50% of the average daily balance of non-interest checking deposits included in Deposits, (ii) 1.85% (up to a maximum of $3,000,000) of the average daily balance of Deposits other than non-interest checking deposits, insured cash sweep deposits and time deposits included in Deposits, (iii) 0.25% (up to a maximum of $400,000) of the average daily balance of insured cash sweep deposits included in Deposits, and (iv) 0.50% (up to a maximum of $1,500,000) of the average daily balance of time deposits included in Deposits, with the average daily balance in each case being for the 30 day period ending on the fifth business day prior to closing, provided further, that the Deposit Premium shall in no event be lower than $9,250,000. (b) the aggregate amount of Cash on Hand as of the Closing Date; (c) the aggregate Net Book Value of all the Assets, other than Cash on Hand, the Owned Real Property and Accrued Interest with respect to the Loans; (d) the Appraised Value of the Owned Real Property; and (e) Accrued Interest with respect to the Loans. Assumption of IRA Deposits. (a) With respect to Deposits in IRAs, Seller will use commercially reasonable efforts and will cooperate with Purchaser in taking any action reasonably necessary to accomplish at Closing either the appointment of Purchaser as successor custodian or the delegation to Purchaser (or to an Affiliate of Purchaser) of Seller’s authority and responsibility as custodian of all such IRA Deposits (except self-directed IRA Deposits), including sending to the depositors thereof appropriate notices, cooperating with Purchaser (or such Affiliate) in soliciting consents from such depositors, and filing any appropriate applications with applicable Regulatory Authorities. If any such delegation is made to Purchaser (or such Affiliate), Purchaser (or such Affiliate) will perform all of the duties so delegated and comply with the terms of Seller’s agreement with the depositor of the IRA Deposits affected thereby.

14 (b) If, notwithstanding the foregoing, as of the Closing Date, Purchaser shall be unable to retain deposit liabilities in respect of an IRA, such deposit liabilities, which shall on or prior to the Closing Date be set forth on Exhibit 2.4(b), shall be excluded from Deposits for purposes of this Agreement and shall constitute “Excluded IRA Deposits.” Sale and Transfer of Servicing. The Loans shall be sold on a servicing-released basis and any related escrow deposits shall be transferred to Purchaser. The rights, obligations, liabilities and responsibilities with respect to the servicing of the Loans from and after the Effective Time will be assumed by Purchaser. Seller shall be discharged and indemnified by Purchaser, in accordance with Article 11, from all liability with respect to servicing of the Loans from and after the Effective Time and Purchaser shall not assume and shall be discharged and indemnified by Seller, in accordance with Article 11, from all liability with respect to servicing of the Loans prior the Effective Time. Real Estate Matters. (a) Within thirty (30) calendar days after the date of this Agreement, Appraiser shall deliver to Purchaser and Seller an appraisal report including its proposed determination of the Appraised Value (a “Proposed Appraised Value”). Within ten (10) Business Days after receipt of such appraisal report from Appraiser, Seller and Purchaser shall each notify the other in writing whether such party accepts or rejects such Appraiser’s Proposed Appraised Value. If each party timely notifies the other that such party accepts Appraiser’s Proposed Appraised Value or fails to notify the other party of its acceptance or rejection of the Appraiser’s Proposed Appraised Value within such ten (10) Business Day period, then such Proposed Appraised Value shall be the Appraised Value for purposes of this Agreement. If either party rejects the Appraiser’s Proposed Appraised Value within such ten (10) Business Day period, such party shall be deemed to have elected to arbitrate, and the determination of Appraised Value shall be determined by arbitration in accordance with the following provisions of this paragraph. Purchaser and Seller shall each appoint a local appraiser who is a member of the American Institute of Real Estate Appraisers, or if one is not available, a member of the most nearly comparable organization, who has a minimum of five (5) years’ experience in the Houston, Texas commercial real estate market, is licensed by the State of Texas and is not affiliated with either party or involved in an active transaction in which either party is also involved. Each party shall notify the other as to the name and address of the appraiser selected within five (5) Business Days after the arbitration election date. Each appraiser shall, within the next twenty (20) Business Days, notify both parties of their Proposed Appraised Value. If the two (2) appraisers agree upon a Proposed Appraised Value, such determination shall be the Appraised Value for purposes of this Agreement. If the appraisers fail to agree upon a Proposed Appraised Value within such twenty (20) Business Day period, the two (2) appraisers shall select a third (3rd) appraiser, who shall satisfy the same professional qualification requirements set forth above, and the appraisers shall notify Purchaser and Seller of such appraiser’s name, address and selection within five (5) Business Days following the failure to agree upon an Appraised Value. The third (3rd) appraiser will select one or the other of the two (2) Proposed Appraised Values submitted by the other two (2) appraisers and will notify the parties and the appraisers within ten (10) Business Days of being selected. The determination of the third (3rd) appraiser shall be final and binding on Purchaser and Seller and the Proposed Appraised Value so selected shall be the Appraised Value for purposes of this Agreement. The costs of either: (a) the Appraiser or (b) the two (2) appraisers appointed by Purchaser and Seller, but only to the extent such appraisers agree upon the Appraised Value such that the third (3rd) appraiser is not necessary, shall be shared equally by Purchaser and Seller. If the two (2) appraisers

15 appointed by Purchaser and Seller fail to agree upon a Proposed Appraised Value, the cost of the other appraisers shall be borne by the party whose appraisal is not accepted as the Appraised Value by the third (3rd) appraiser. (b) Not later than twenty (20) Business Days prior to the Closing Date, Seller shall use reasonable efforts to deliver to Purchaser, with respect to each parcel of Owned Real Property and each parcel of Leased Real Property for which there is a memorandum of lease pertaining to Seller’s leasehold interest of record, a title commitment (including all documents, instruments or agreements evidencing or creating the exceptions to, or Encumbrances on, title referenced in such commitment) (the “Commitments”) issued by the Title Insurer. Purchaser shall not have the right to object to any matters on such commitments if the Commitments reflect that Seller has good and indefeasible title or leasehold interest in and to the Real Property, subject only to Permitted Encumbrances. The costs of obtaining the Commitments shall be borne equally by Seller and Purchaser. (c) Seller shall cause the Title Insurer to update the Commitments approximately three (3) Business Days prior to the Closing Date (which updates, due to any delays in the local jurisdictions recordings, may reflect all matters that have been made of public record as of a prior date). Seller shall remove any newly disclosed Encumbrances that are not Permitted Encumbrances and can be removed by the payment of money or bonding to a lien and Seller shall use commercially reasonable efforts to remove any other newly disclosed Encumbrances that are not Permitted Encumbrances. (d) Seller and Purchaser shall cause the Title Insurer, as soon as practicable after the Closing, to issue a standard form of American Land Title Association (ALTA) form of owner’s policy or leasehold policy of title insurance, as applicable (each, a “Title Policy” and collectively, the “Title Insurance”), to Purchaser covering each Owned Real Property in the amount of Appraised Value and each Leased Real Property identified on Exhibit 1.1(a) as having a memorandum of lease pertaining to Seller’s leasehold interest of record in the amount equal to the Net Book Value of the relevant Real Property as included in the calculation of the Purchase Price, subject only to the Permitted Encumbrances. The costs of obtaining the base owner’s and leasehold (if applicable) Title Insurance and all escrow closing costs shall be borne equally by Seller and Purchaser. Purchaser shall bear the cost of any endorsements to such Title Insurance requested by Purchaser. Interest Rate Swaps. Seller will use commercially reasonable efforts and will cooperate with Purchaser in taking any action reasonably necessary to novate and otherwise assign to Purchaser all the interest rate swap arrangements, including participation agreements with other financial institutions, entered into by Seller with respect to any of the Loans by Closing. For the avoidance of doubt, the Loans and servicing rights thereunder related to any interest rate swap arrangements will be transferred to Purchaser as part of the Assets. ARTICLE 3 CLOSING PROCEDURES; ADJUSTMENTS Closing.

16 (a) Closing shall take place remotely via the electronic exchange of documents. (b) Subject to the satisfaction or, where legally permitted, the waiver, of the conditions set forth in Article 9 (other than conditions that relate to actions to be taken, or documents to be delivered, at Closing, but subject to the satisfaction or waiver thereof at Closing), unless another date is agreed to in writing by the parties, Closing shall occur no later than the fifth Business Day after satisfaction or, where legally permitted, the waiver, of the last of the conditions set forth in Article 9 (other than conditions that relate to actions to be taken, or documents to be delivered, at Closing, but subject to the satisfaction or waiver thereof at Closing), subject to the final sentence of this Section 3.1(b); provided that the Closing Date shall be no earlier than the Business Day on which occurs the conversion of the data processing with respect to the Branches and Assumed Liabilities. The date on which Closing occurs is referred to herein as the “Closing Date.” The Closing Date shall be a Friday and such conversion will be completed prior to the opening of business on the Business Day following the Closing Date. Payment at Closing. (a) At Closing, in consideration for the purchase of the Assets, Purchaser will assume the Assumed Liabilities and the following payment will be made: (i) if the Estimated Payment Amount is a positive amount, Seller shall pay to Purchaser an amount in U.S. dollars equal to such positive amount; or (ii) if the Estimated Payment Amount is a negative amount, Purchaser shall pay to Seller an amount in U.S. dollars equal to the absolute value of such negative amount. (b) All payments to be made hereunder by one party to the other shall be made by wire transfer of immediately available funds (in all cases to an account specified in writing by Seller or Purchaser, as the case may be, to the other not later than the second (2nd) Business Day prior to the Closing Date) on the date of payment. Any amount shall be funded to the Title Insurer to pay for the cost of the Title Insurance premium and recording costs. (c) If any instrument of transfer contemplated herein shall be recorded in any public record before Closing and thereafter Closing does not occur, then at the request of such transferring party the other party will deliver (or execute and deliver) such instruments and take such other action as such transferring party shall reasonably request to revoke such purported transfer. Adjustment of Purchase Price. (a) On or before the thirtieth (30th) calendar day following the Closing Date, Seller shall deliver to Purchaser the Final Closing Statement and shall make available the work papers, schedules and other supporting data used by Seller to calculate and prepare the Final Closing Statement. Purchaser may request such additional data as may be reasonably necessary to enable it to verify the amounts set forth in the Final Closing Statement. (b) The determination of the Adjusted Payment Amount shall be final and binding on the parties hereto on or before 12:00 noon, Central time, on the thirtieth (30th) calendar day after receipt by Purchaser of the Final Closing Statement, unless Purchaser shall notify Seller in writing of its disagreement with any amount included therein or omitted therefrom (a “Dispute

17 Notice”). Any Dispute Notice must set forth in reasonable detail any item on the Final Closing Statement which Purchaser believes has not been prepared in accordance with this Agreement and the proposed correct amount of such item (each, a “Disputed Item”). If the parties are unable to resolve the Disputed Items within ten (10) Business Days of the receipt by Seller of notice of such Dispute Notice, the Disputed Items (and only the Disputed Items) shall be determined by KPMG LLP or, to the extent KPMG LLP is unable or unwilling to perform hereunder, another nationally recognized independent accounting firm (the “Accounting Firm”) selected by mutual agreement between Seller and Purchaser, and such determination shall be final and binding. The Accounting Firm shall be instructed to resolve the Disputed Items within ten (10) Business Days of engagement, to the extent reasonably practicable. The initial engagement fee or deposit required by the Accounting Firm at the outset of its engagement shall be borne equally by Purchaser and Seller, and thereafter, the fees of the Accounting Firm shall be apportioned between Seller and Purchaser in the same proportion that the aggregate dollar amount of the items unsuccessfully disputed or defended, as the case may be, by each (as finally determined by the Accounting Firm) bears to the total dollar of the Disputed Items. (c) On or before the fifth (5th) Business Day after the Adjusted Payment Amount shall have become final and binding or, in the case of a dispute, the date of the resolution of the dispute pursuant to Section 3.3(b), if the Adjusted Payment Amount exceeds the Estimated Payment Amount, Seller shall pay to Purchaser an amount in U.S. dollars equal to the amount of such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate or, if the Estimated Payment Amount exceeds the Adjusted Payment Amount, Purchaser shall pay to Seller an amount in U.S. dollars equal to the amount of such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate. Any payments required by Section 3.4 shall be made contemporaneously with the foregoing payment. Proration; Other Closing Date Adjustments; Wrong Pockets. (a) Except as otherwise specifically provided in this Agreement, it is the intention of the parties that Seller will operate the Branches for its own account until the Effective Time, and that Purchaser shall operate the Branches, hold the Assets and assume the Assumed Liabilities for its own account as of the Effective Time and thereafter. Thus, except as otherwise specifically provided in this Agreement, certain items of income and expense that relate to the Assets, the Deposits and the Branches shall be prorated as provided in Section 3.4(b) as of the Effective Time. Those items being prorated will be appropriately reflected at Closing as an adjustment to the Purchase Price, or if not reasonably able to be calculated, in the Final Closing Statement, unless otherwise agreed by the parties hereto. (b) For purposes of this Agreement, items of proration and other adjustments shall include: (i) base rental and additional rental payments under the Branch Leases and periodic payments under the Assumed Contracts; (ii) wages, salaries and employee compensation, benefits and expenses; (iii) trustee or custodian fees on Deposits in IRAs; (iv) to the extent relating to the Assets or the Assumed Liabilities, prepaid expenses and items and accrued but unpaid liabilities, as of the Effective Time; (v) real estate taxes, municipal assessments, water charges, sewer charges, property insurance premiums for policies assumed and other utilities including electricity,

18 natural gas, trash service; and (vi) safe deposit rental payments. All prorations are to be calculated as of the Effective Time. (c) If any time after the Closing Date, Seller, on the one hand, or Purchaser, on the other hand, shall receive or otherwise possess any asset that should belong to the other party under this Agreement, Seller and Purchaser agree to promptly transfer such asset to the party so entitled hereto. Seller Deliverables. At Closing, Seller shall execute and deliver to Purchaser: (a) special or limited warranty deeds to transfer and convey all of Seller’s right, title and interest in and to the Owned Real Property to Purchaser, free and clear of all Encumbrances (other than Permitted Encumbrances), in a customary form to be reasonably agreed upon by Seller and Purchaser. (b) an assignment and assumption agreement and bill of sale in substantially the form of Exhibit 3.5(b), with respect to the Assumed Liabilities and Assets (the “Assignment and Assumption Agreement and Bill of Sale”); (c) a lease assignment and assumption agreement with respect to each Branch Lease, in substantially the form of Exhibit 3.5(c) (collectively, the “Branch Lease Assignments”), and a consent (if required under such Branch Lease) from any applicable lessor to the assignment of a Branch Lease in form reasonably satisfactory to such lessor, Purchaser and Seller, together with any other instruments and documents as such lessor may reasonably require as necessary or desirable in connection with such consent; (d) a limited power of attorney granting Purchaser the authority to effect the transfer of Loan Documents and lien rights to collateral securing the Loans in a form to be reasonably agreed upon by Purchaser and Seller; (e) such other documents or instruments of conveyance as Purchaser reasonably determines are necessary or appropriate to consummate the transactions contemplated by this Agreement; (f) the certificate required to be delivered by Seller pursuant to Section 9.1(e); (g) Seller’s resignation as trustee or custodian, as applicable, with respect to each Deposit in an IRA included in the Deposits and designation of Purchaser as successor trustee or custodian with respect thereto, as contemplated by Section 2.4; (h) an IRS Form W-9, dated as of the Closing Date; (i) the Safe Deposit Agreements, Seller’s keys to the safe deposit boxes and all other records as exist and are in Seller’s possession or control related to the safe deposit box business at the Branches;

19 (j) the Records, excluding the Loan Documents, which are subject to Section 3.7; and (k) affidavits and such other customary documentation as shall be reasonably required by First American Title Insurance Company (the “Title Insurer”) to issue the Title Insurance with respect to the Real Property insuring Purchaser or its designee as either owner of fee simple title (in the case of each of the Owned Real Properties) or holder of leasehold interest (in the case of each of the Leased Real Properties in respect of which a memorandum of lease is of public record), with the removal of the gap and other standard exceptions customarily removed by an owner’s affidavit, subject only to Permitted Encumbrances. Purchaser Deliverables. At Closing, Purchaser shall (subject to Section 7.4) execute and deliver to Seller: (a) the Assignment and Assumption Agreement and Bill of Sale; (b) Purchaser’s acceptance of its appointment as successor trustee or custodian, as applicable, of the IRA included in the Deposits and assumption of the fiduciary obligations of the trustee or custodian with respect thereto, as contemplated by Section 2.4; (c) the Branch Lease Assignments together with any other instruments and documents as a lessor under any Branch Lease may reasonably require as necessary or desirable in connection with granting its consent to the assignment of the applicable Branch Lease; (d) such other documents or instruments of conveyance as are necessary or appropriate to consummate the transactions contemplated by this Agreement; (e) such instruments and documents as Seller may reasonably require as necessary or desirable for providing for the assumption by Purchaser of the Loan Documents, each such instrument and document in form and substance reasonably satisfactory to the parties and dated as of the Closing Date; and (f) the certificate required to be delivered by Purchaser pursuant to Section 9.2(e). Delivery of the Loan Documents. As soon as reasonably practicable after the Closing Date, but in no event no later than five (5) Business Days after the Closing Date, Seller shall deliver to Purchaser or its designee the Loan Documents (reasonably organized and cataloged), actually in the possession or control of Seller or any of its Affiliates, in whatever form or medium (including imaged documents) then maintained by Seller or its Affiliates. Seller makes no representation or warranty to Purchaser regarding the condition of the Loan Documents or any single document included therein, or Seller’s interest in any collateral securing any Loan, except as specifically set forth herein. Except to the extent expressly provided for in this Agreement, Seller shall have no responsibility or liability for the Loan Documents from and after the time such files are delivered by Seller to Purchaser or to an independent third-party designated by Purchaser for shipment to Purchaser, the cost of which shall be borne equally by Seller and Purchaser.

20 Real Property Filings. On or as soon as practicable following the Closing Date, Purchaser shall instruct the Title Insurer to file or record the deeds and any and all documents necessary in order that the legal and equitable title to Owned Real Property shall be duly vested in Purchaser. Allocation of Purchase Price. (a) No later than sixty (60) calendar days after the final determination of the Adjusted Payment Amount in accordance with the procedures set forth in Section 3.3, Purchaser shall prepare and deliver to Seller a draft of a statement (the “Draft Allocation Statement”) setting forth the allocation of the total consideration paid by Purchaser to Seller pursuant to this Agreement among the Assets for purposes of Section 1060 of the Code. If, within thirty (30) calendar days of the receipt of the Draft Allocation Statement, Seller shall not have objected in writing to such draft, the Draft Allocation Statement shall become the Final Allocation Statement, as defined below. If Seller objects to the Draft Allocation Statement in writing within such thirty (30) calendar-day period, Purchaser and Seller shall negotiate in good faith to resolve any disputed items. If, within ninety (90) calendar days after the final determination of the Adjusted Payment Amount in accordance with the procedures set forth in Section 3.3, Purchaser and Seller fail to agree on such allocation, any disputed aspects of such allocation shall be resolved by the Accounting Firm. The allocation of the total consideration, as agreed upon by Purchaser and Seller (as a result of either Seller’s failure to object to the Draft Allocation Statement or of good faith negotiations between Purchaser and Seller) or determined by the Accounting Firm under this Section 3.9(a) (the “Final Allocation Statement”), shall be final and binding upon the parties. Each of Purchaser and Seller shall bear all fees and costs incurred by it in connection with the determination of the allocation of the total consideration, except that the parties shall each pay one-half (50%) of the fees and expenses of the Accounting Firm. (b) Purchaser and Seller shall report the transaction contemplated by this Agreement (including income Tax reporting requirements imposed pursuant to Section 1060 of the Code) in accordance with the allocation specified in the Final Allocation Statement. Each of Purchaser and Seller agrees to timely file, or cause to be timely filed, IRS Form 8594 (or any comparable form under state or local Tax law) and any required attachment thereto in accordance with the Final Allocation Statement. Except as otherwise required pursuant to a “determination” under Section 1313 of the Code (or any comparable provision of state or local law), neither Purchaser nor Seller shall take, or shall permit its Affiliates to take, a Tax position which is inconsistent with the Final Allocation Statement. In the event any party hereto receives notice of an audit in respect of the allocation of the consideration paid for the Assets, such party shall immediately notify the other party in writing as to the date and subject of such audit. Any adjustment to the Purchase Price pursuant to Section 3.3 shall be allocated among the Assets by reference to the item or items to which such adjustment is attributable. This Section 3.9 shall survive Closing.

21 ARTICLE 4 TRANSITIONAL MATTERS Transitional Arrangements. Seller and Purchaser agree to cooperate and to proceed as follows to effect the transfer of account record responsibility for the Branches: (a) Not later than thirty (30) calendar days after the date of this Agreement, Seller will meet with Purchaser to investigate, confirm and agree upon mutually acceptable transaction settlement procedures and specifications, equipment, files, procedures and schedules, for the transfer of account record responsibility, including, as applicable, commercially reasonable email conversion and forwarding procedures and telephone forwarding services related to the Branches and the Transferred Employees; provided, however, that Seller shall not be obligated under this Agreement to provide Purchaser any information regarding Seller’s relationship with the customers outside of the relevant Branch (e.g., other customer products, householding information). (b) Seller shall use commercially reasonable efforts to deliver to Purchaser the specifications and conversion sample files within thirty (30) calendar days after the date of this Agreement. (c) From time to time prior to Closing, after Purchaser has tested and confirmed the conversion sample files, Purchaser may request and Seller shall provide within five (5) Business Days reasonable additional file-related information, including complete name and address, account masterfile, ATM/debit card account number information, applicable transaction and stop/hold/caution information, account-to-account relationship information, online and mobile banking information such as payees, account histories and any other related information with respect to the Deposits and the Loans. (d) Not later than thirty (30) calendar days after the date of this Agreement, Purchaser and Seller shall mutually agree upon (i) a calendar for all customer notifications to be sent pursuant to and in accordance with Section 4.2 and (ii) the mailing file requirements of Purchaser in connection with such customer notifications. Customers. (a) Not later than 30 calendar days nor earlier than sixty (60) calendar days prior to the Closing Date (except as otherwise required by applicable law): (i) Seller will notify the holders of Deposits to be transferred on the Closing Date that, subject to the terms and conditions of this Agreement, Purchaser will be assuming liability for such Deposits; and (ii) each of Seller and Purchaser shall provide, or join in providing where appropriate, all notices to customers of the Branches that either Seller or Purchaser, as the case may be, is required to give under applicable law or the terms of any agreement between Seller and any customer in connection with the transactions contemplated hereby, or, to the extent permitted by applicable law and the terms of any agreement between Seller

22 and any customer, will further an efficient transition of the Deposit and Loan relationships to Purchaser. A party proposing to send or publish any notice or communication pursuant to this Section 4.2 shall furnish to the other party a copy of the proposed form of such notice or communication at least five (5) Business Days in advance of the proposed date of the first mailing, posting or other dissemination thereof to customers, and shall not unreasonably refuse to amend such notice to incorporate any changes that the other such party proposes as necessary to comply with applicable law. Seller shall have the right to add customer transition information to any customer notifications to be sent by Purchaser pursuant to this Section 4.2 and such information may, at Seller’s option, be included either directly in Purchaser’s notification or in an additional insert that shall accompany the applicable Purchaser notification. Any customer notifications sent by Purchaser pursuant to this Section 4.2 shall only include the last four (4) digits of any account number of Seller. All costs and expenses of any notice or communication sent or published by Purchaser or Seller shall be the responsibility of the party sending such notice or communication and all costs and expenses of any joint notice or communication shall be shared equally by Seller and Purchaser. As soon as reasonably practicable and in any event within forty-five (45) calendar days after the date hereof, Seller shall provide to Purchaser a report of the names and addresses of the owners of the Deposits, the borrowers on the Loans and the lessees of the safe deposit boxes as of a recent date hereof in connection with the mailing of such materials and Seller shall provide updates to such report at reasonable intervals thereafter upon the reasonable request of Purchaser from time to time. No communications by Purchaser, and no communications by Seller outside the ordinary course of business, to any such owners, borrowers, customers or lessees as such shall be made prior to the Closing Date except as provided in this Agreement or otherwise agreed to by the parties in writing, not to be unreasonably withheld in the case of communications compliant with applicable law and agreements between Seller and such owners, borrowers, customers or lessees that are appropriate to further an efficient transition of Deposit and Loan relationships to Purchaser. (b) Following the giving of any notice described in Section 4.2(a), Purchaser and Seller shall deliver to each new customer at any of the Branches such notice or notices as may be reasonably necessary to notify such new customers of Purchaser’s pending assumption of liability for the Deposits and to comply with applicable law. (c) Neither Purchaser nor Seller shall object to the use, by depositors of the Deposits, of payment orders or cashier’s checks issued to or ordered by such depositors on or prior to the Closing Date, which payment orders bear the name, or any logo, trademark, service mark or the proprietary mark of Seller or any of its respective Affiliates. (d) Purchaser shall notify Deposit account customers and Loan account customers that, upon the expiration of a post-Closing processing period, which shall be ninety (90) calendar days after the Closing Date, any Items that are drawn on Seller shall not thereafter be honored by Seller. Such notice shall be given by delivering written instructions to such effect to such Deposit account customers and Loan account customers in accordance with this Section 4.2.

23 ACH Debit or Credit Transactions. (a) Seller will use its commercially reasonable efforts to provide to Purchaser on the Closing Date all of those automated clearing house (“ACH”) originator arrangements related (by agreement or other standing arrangement, if any) to the Deposits that are in Seller’s ACH warehouse system and will use its commercially reasonable efforts to so transfer any other such arrangements. For a period of ninety (90) calendar days following Closing, in the case of ACH debit or credit transactions (“ACH Entries”) to accounts constituting Deposits (the final Business Day of such period being the “ACH Entries Cut-Off Date”), Seller shall transfer to Purchaser all received ACH Entries at 12:00 noon, Eastern time (or such other mutually agreed upon time), each Business Day. Such transfers shall contain ACH Entries effective for that Business Day only. Purchaser shall be responsible for returning ACH Entries to the originators through the ACH clearing house for ACH Entries that cannot be posted for any reason, including as a result of insufficient funds in the applicable Deposit account or the applicable Deposit account being closed. Purchaser shall provide an ACH Entries test file to Seller for validation of format at least fourteen (14) calendar days prior to the Closing Date. After the ACH Entries Cut-Off Date, Seller may discontinue forwarding ACH Entries and funds and return such ACH Entries to the originators marked “Account Closed.” Seller and its Affiliates shall not be liable for any overdrafts that may thereby be created. Purchaser and Seller shall agree on a reasonable period of time prior to Closing during which Seller will no longer be obligated to accept new ACH Entries arrangements related to the Branches. At the time of the ACH Entries Cut-Off Date, Purchaser will provide ACH originators with account numbers relating to the Deposits. (b) Purchaser agrees that in the event that it or any of its Affiliates receives any ACH Entries related to the Deposits prior to Closing (each, an “Unauthorized ACH Entry”), Purchaser, in its sole discretion, shall either (i) not accept such Unauthorized ACH Entry and return the related ACH Entries to the originators or (ii) provide an automated solution for the delivery of the Unauthorized ACH Entry to Seller with the correct Seller bank routing and account number so that the item can be posted to the correct Seller deposit account. Purchaser agrees to indemnify Seller for any claims or Losses that Seller may incur as a result of processing an Unauthorized ACH Entry. (c) As soon as practicable after the notice provided in Section 4.2(a), Purchaser shall send appropriate notice to all customers having accounts constituting Deposits the terms of which provide for ACH Entries of such accounts by third-parties, instructing such customers concerning the transfer of customer ACH Entries authorizations from Seller to Purchaser. Such notice shall be in a form reasonably agreed to by the parties. Beginning on the Closing Date, Purchaser shall provide an electronic notification of change to the ACH originators of such ACH Entries with account numbers relating to the Deposits. (d) Purchaser shall establish ACH service prior to the Closing Date for all ACH originator accounts. As soon as practicable after the notice provided in Section 4.2(a), Purchaser shall contact all ACH originator clients to (i) notify them of the change in service following the Closing Date and (ii) establish ACH service prior to the Closing Date including appropriate client testing. Any ACH origination file received prior to the Closing Date regardless of the effective date will be processed by Seller. Seller will be responsible for creating client reporting for any ACH return transactions that were originated prior to, but returned after, the Closing Date. Seller

24 may create settlement transactions to ACH originators for returned or exception transactions received for files originated prior to the Closing Date for a period of up to ninety (90) calendar days following the Closing Date or the effective date of the last file processed by Seller prior to the Closing Date, whichever is later. These settlement transactions will made by wire transfer of immediately available funds. (e) After the Closing, Purchaser and Seller shall continue to reasonably cooperate to handle any further issues relating to ACH Entries (e.g., reclamations). Wires. After the Closing Date, Seller shall (a) no longer be obligated to process or forward to Purchaser any incoming or outgoing wires (“Wires”) received by Seller for credit to accounts constituting Deposits, (b) return all Wires received after the Closing Date to the originator as unable to apply to the referenced account constituting a Deposit and (c) upon reasonable request by Purchaser, provide Purchaser with historical incoming Wire history information with respect to the thirteen (13) month period prior to the Closing Date (the “Covered Period”) such that Purchaser is able to provide current wire instructions to the originator from and after the Closing Date. The Wire history information provided under the terms of the previous sentence shall include the transaction details, including the beneficiary account number, beneficiary account name, cumulative value and total number of Wires received during the Covered Period. Purchaser shall provide a unique and singular communication with specific new Wire instructions to the receivers (beneficiaries) who have received ten (10) or more Wires during the Covered Period. Such specific instructions must be provided in writing to the applicable receivers (beneficiaries) no less than thirty (30) calendar days prior to the Closing Date. Seller shall provide reports to Purchaser for any customers who have data resident on Seller’s Wire transfer-specific application, including wire templates (repetitive wire instructions), standing order transfers or PINs authorizing the sender to directly contact the Wire operation for the initiation of a wire transfer. At least five (5) Business Days prior to the Closing Date, Purchaser shall contact these specific clients to provide such clients with information regarding Purchaser’s services, capabilities and use instructions or reasonable substitutions. Access to Records. (a) After the Closing Date, each of the parties shall, to the extent permitted by applicable law, permit the other, at such other party’s sole expense, reasonable access to any applicable books and records (including the Records) in its possession or control relating to matters arising on or before the Closing Date in connection with the operation of the Branches and reasonably necessary, in connection with (i) accounting purposes, (ii) regulatory purposes, (iii) any claim, action, litigation or other proceeding involving the party requesting access to such books and records, (iv) any legal obligation owed by such party to any present or former depositor or other customer or (v) Tax purposes, subject to confidentiality requirements. Such party requesting such access shall not use the Records or any information contained therein or derived therefrom for any other purpose whatsoever. All Records, whether held by Purchaser or Seller, shall be maintained for the greater of (A) five (5) years from the Closing Date and (B) such periods are required by applicable law, unless the parties shall agree in writing to a longer period. (b) Each party agrees that any records or documents that come into its possession as a result of the transactions contemplated by this Agreement, to the extent relating to

25 the other party’s business and not relating solely to the Assets and Assumed Liabilities, shall remain the property of the other party and shall, upon the other party’s request from time to time and as it may elect in its sole discretion, be returned to the other party or destroyed, and each party agrees not to make any use of such records or documents and to keep such records and documents confidential in accordance with Sections 7.2(b) and 7.2(c). Interest Reporting and Withholding. (a) Unless otherwise agreed to by the parties, Seller will report to applicable taxing authorities and holders of Deposits, with respect to the period from January 1 of the year in which Closing occurs through the Closing Date, all interest (including dividends and other distributions with respect to money market accounts) credited to, withheld from and any early withdrawal penalties imposed upon the Deposits. Purchaser will report to the applicable taxing authorities and holders of Deposits, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and any early withdrawal penalties imposed upon the Deposits. Any amounts required by any governmental agencies to be withheld from any of the Deposits through the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Seller to the appropriate agency on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date will be withheld by Purchaser in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Purchaser to the appropriate agency on or prior to the applicable due date. (b) Unless otherwise agreed to by the parties, Seller shall be responsible for delivering to payees all IRS notices and forms with respect to information reporting and tax identification numbers required to be delivered through the Closing Date with respect to the Deposits, and Purchaser shall be responsible for delivering to payees all such notices required to be delivered following the Closing Date with respect to the Deposits. (c) Unless otherwise agreed to by the parties, Seller will make all required reports to applicable taxing authorities and to obligors on Loans purchased on the Closing Date, with respect to the period from January 1 of the year in which Closing occurs through the Closing Date, concerning all interest and points received by Seller. Purchaser will make all required reports to applicable taxing authorities and to obligors on Loans purchased on the Closing Date, with respect to all periods from the day after the Closing Date, concerning all such interest and points received. Negotiable Instruments. Seller will remove any supply of Seller’s money orders, official checks, gift checks, travelers’ checks or any other negotiable instruments located at each of the Branches on the Closing Date. ATM and Debit Cards. Seller will provide Purchaser with a list of ATM and debit cards issued by Seller to depositors of any Deposits, and a record thereof in a format reasonably agreed to by the parties containing all addresses therefor, no later than thirty (30) calendar days after the date of this Agreement, and Seller will provide Purchaser with an updated record from time to time prior to Closing along with other conversion sample files. At or promptly after Closing, Seller will provide Purchaser with a revised record through Closing. Seller will not be

26 required to disclose to Purchaser customers’ PINs or algorithms or logic used to generate PINs. Following the receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), Purchaser shall reissue ATM access/debit cards to depositors of any Deposits not earlier than forty-five (45) calendar days nor later than ten (10) calendar days prior to the Closing Date, which cards shall be effective as of the day following the Closing Date. Purchaser and Seller agree to settle any and all ATM transactions and Debit card transactions effected on or before the Closing Date, but processed after the Closing Date, as soon as practicable. In addition, Purchaser assumes responsibility for and agrees to pay on presentation all Debit card transactions initiated before or after Closing with debit cards issued by Seller to access Transaction Accounts as long as such transactions would have been paid in accordance with Seller’s standard procedures at the time of the transaction. Data Processing Conversion for the Branches and Handling of Certain Items. (a) The conversion of the data processing with respect to the Branches and the Assets and Assumed Liabilities will be completed prior to the opening of business on the Business Day following the Closing Date unless otherwise agreed to by the parties. Seller and Purchaser agree to cooperate to facilitate the orderly transfer of data processing information in connection with the P&A Transaction. Within ten (10) Business Days of the date of this Agreement, Purchaser and/or its representatives shall be permitted access (subject to the provisions of Section 7.2(a)) to review each Branch for the purpose of installing automated equipment for use by Branch personnel. Following the earlier of (i) receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods) and (ii) sixty (60) calendar days prior to the Closing Date, Purchaser shall be permitted, at its expense, to install and test, without impacting the ongoing functionality of any Branch servers, computers and any other equipment necessary to operate the Branches and communication lines, both internal and external, from each site and prepare for the installation of automated equipment on the Closing Date; provided that if this Agreement is terminated without the Closing Date taking place, Purchaser shall, at its own cost, promptly remove all such servers, computers and equipment and take all actions necessary to return each Branch to the functionality existing prior to such installation and testing. (b) As soon as practicable and in no event more than three (3) Business Days after the Closing Date, Purchaser shall mail to each depositor in respect of a Transaction Account (i) a letter approved by Seller requesting that such depositor promptly cease writing Seller’s drafts against such Transaction Account and (ii) new drafts that such depositor may draw upon Purchaser against such Transaction Accounts. Purchaser shall use its commercially reasonable efforts to cause these depositors to begin using such new drafts and cease using drafts bearing Seller’s name. The parties hereto shall use their commercially reasonable efforts to develop procedures that cause Seller’s drafts against Transaction Accounts received after the Closing Date to be cleared through Purchaser’s then-current clearing procedures. During the sixty (60) calendar-day period after the Closing Date, if it is not possible to clear Transaction Account drafts through Purchaser’s then- current clearing procedures, Seller shall make available to Purchaser as soon as practicable, but in no event more than one (1) Business Day after receipt, all Transaction Account drafts drawn against Transaction Accounts. Seller shall have no obligation to pay such forwarded Transaction Account drafts. Upon the expiration of such sixty (60) calendar-day period, Seller may cease forwarding drafts against Transaction Accounts.

27 (c) Any items that were credited for deposit to or cashed against a Deposit prior to Closing and are returned unpaid on or within sixty (60) calendar days after the Closing Date (“Returned Items”) will be handled as set forth herein. Except as set forth below, Returned Items shall be the responsibility of Seller. If depositor’s bank account at Seller is charged for the Returned Item, Seller shall promptly forward such Returned Item to Purchaser. If upon Purchaser’s receipt of such Returned Item there are sufficient funds in the Deposit to which such Returned Item was credited or any other Deposit transferred at Closing standing in the name of the party liable for such Returned Item, Purchaser will debit any or all of such Deposits an amount equal in the aggregate to the Returned Item, and shall repay that amount to Seller, net of the pro rata Deposit Premium paid by Purchaser with respect to such Deposits debited. If there are not sufficient funds in the Deposit because of Purchaser’s failure to honor holds placed on such Deposit, Purchaser shall repay the amount of such Returned Item to Seller, net of the pro rata Deposit Premium paid by Purchaser with respect to such Deposit used for repayment, only to the extent the hold information was accurately reported to Purchaser. Any items that were credited for deposit to or cashed against an account at the Branches to be transferred at Closing prior to Closing and are returned unpaid more than sixty (60) calendar days after Closing will be the responsibility of Seller. (d) During the sixty (60) calendar-day period after the Closing Date, any deposits or other payments received by Purchaser in error shall be returned to Seller within two (2) Business Days of receipt by Purchaser. For sixty (60) calendar days after Closing, payments received by Seller with respect to any Loans shall be forwarded to Purchaser within two (2) Business Days of receipt by Seller. (e) Purchaser and Seller agree that all amounts required to be remitted by either such party to the other party hereto pursuant to this Section shall be settled on a daily basis. Any amounts to be paid by Seller to Purchaser shall be netted daily against any amounts to be paid by Purchaser to Seller, such that only one amount, representing the net amount due, shall be transferred on a daily basis by the party with the higher amount of remittances for such day in immediately available funds. Seller shall provide Purchaser with a daily net settlement figure for all such transactions from the immediately preceding Business Day by 12:00 noon, Eastern time, on each Business Day and the party obligated to remit any funds thereunder shall do so in immediately available funds by wire transfer by 4:00 p.m., Eastern time, on the same Business Day or by any other method of payment agreed upon by the parties; any such settlement shall be provisional pending receipt or review by the parties of the supporting documentation relating to such settlement; the next daily settlement to reflect any adjustments resulting from a parties receipt and examination of the supporting documentation. Activity that will be settled through this manner will include items drawn on a Deposit but presented to Seller for payment, ACH transactions, Direct Debit transactions, Returned Items and payments to Seller for Loans. Employee Training; Communications. (a) In accordance with the terms of this Agreement, within thirty (30) calendar days of the date of this Agreement, Seller and Purchaser shall agree to mutually acceptable terms and conditions under which Purchaser shall be permitted to provide training and informational meetings to Seller’s employees at the Branches who are reasonably anticipated to become Transferred Employees; it being agreed that, prior to, and on, the Closing Date, all Branch

28 Employees shall remain under Seller’s control. Any such informational meetings and training may only occur following the public announcement of this Agreement and up to and including the Closing Date. Purchaser shall in good faith maintain a complete and accurate record of any such training and informational meetings, which record shall include the date, purpose and duration of each such training or informational meeting and the name and job title of each such employee in attendance. Purchaser shall make such record available to Seller from time to time upon Seller’s request. All training and informational meetings shall be conducted in a manner that will not unreasonably interfere with the business activities of the Branches. Purchaser shall reimburse Seller for the additional time spent by, and all related, reasonable travel expenses incurred by, any such prospective Transferred Employee in connection with such training and informational meetings to the extent such training or informational meeting is properly reflected in the record referred to above and such time and expenses would not have been spent or incurred by such prospective Transferred Employee but for such training activities or informational meetings. In addition, from and after the date of this Agreement until the Closing Date, Purchaser shall consult with Seller and obtain Seller’s consent (not to be unreasonably delayed or withheld) before communicating (directly or indirectly and whether in writing, verbally or otherwise) with any Branch Employees. (b) Seller and Purchaser agree to use reasonable best efforts to schedule an introductory meeting between representatives of Purchaser and the Branch Employees within three (3) Business Days of the date of this Agreement; provided, however, that such meeting shall be conducted in a manner that will not unreasonably interfere with the business activities of the Branches. Night Drop Equipment. Following Closing and prior to the first (1st) Business Day following the Closing Date, Purchaser, at its sole cost and expense, shall rekey all night drop equipment located within the Branches in such a manner that, from and after the first (1st) Business Day following the Closing Date, no Person who was had the ability to access such night drop equipment prior to Closing shall be able to continue to access such night drop equipment with the same access key that such Person was using prior to Closing. The parties hereby acknowledge and agree that all of the night drop equipment located within the Branches shall be sealed by Seller at approximately 8:00 a.m., local time, on the Closing Date and, from and after such time, Purchaser shall not unseal such night drop equipment until it has been rekeyed in accordance with the preceding sentence. Access to the Branches on the Closing Date. Purchaser agrees that, with respect to each Branch, on the Closing Date neither it nor any of its agents, Affiliates or representatives shall be permitted to access such Branch until Seller has completed its decommissioning of such Branch, which shall include the disabling of Seller’s information systems at the Branch and the removal of any personal property, equipment or other assets located at the Branch that do not constitute Assets; it being agreed that, notwithstanding the foregoing, on the Closing Date, Purchaser shall be permitted to have one representative present at each Branch in order to ensure that the actions taken by Seller in connection with such decommissioning comply with the terms of this Agreement.

29 Environmental Study. (a) Purchaser may, at Purchaser’s election and expense and subject to any landlord’s approval or consent as may be required and prior notice to Seller of the date and time of any such inspections and examinations, within thirty (30) calendar days from the date of this Agreement, undertake and complete a Phase I environmental site assessment with respect to the Real Property. Such Environmental Studies shall be conducted in a manner and at times so as to not unreasonably disrupt Seller’s business operations of the Branches or any other activities of landlords or other tenants at any of the Real Property. Notwithstanding the foregoing, Purchaser shall not conduct any invasive testing or Phase II Environmental Site Assessment on any facilities subject to the Branch Lease without (i) the prior written consent of Seller (which may be withheld at the sole discretion of Seller), (ii) executing a customary access and confidentiality agreement on a form provided by Seller, which shall include further insurance requirements for Purchaser’s consultants, prior to entering the property, and (iii) coordinating the scope of such work with Seller or Seller’s consultants, as applicable. If Seller agrees to permit invasive testing or a Phase II Environmental Site Assessment in accordance with this Section 4.13, then Purchaser and Seller may also agree to an extension of the thirty (30) calendar day time period for inspections and examinations under this Section 4.13. Purchaser shall maintain liability insurance and shall indemnify Seller for any and all Losses incurred by Seller or any of its Affiliates due to Purchaser or its agents performing any work pursuant to this Section 4.13. In the event of any damage to any of the Branches due to Purchaser or its agents performing work pursuant to this Section 4.13, Seller shall be entitled to require Purchaser to engage workmen reasonably acceptable to Seller to restore any such damage to the same condition as the Branches were in prior to the inspection. (b) If Purchaser shall discover a Material Defect as a result of Purchaser’s inspections and examinations undertaken in accordance with Section 4.13(a), Purchaser shall give Seller written notice as soon as possible (but in no event later than the expiration of the thirty (30) calendar day period, or on extension thereof agreed to by Purchaser and Seller) describing, in reasonable detail, the facts or conditions constituting such Material Defect and the measures which Purchaser reasonably believes are necessary to correct such Material Defect. With regard to the facilities subject to the Branch Lease, Purchaser and Seller understand that conducting the inspections and effecting the cure of a Material Defect, if any, may require the action or the consent of the lessor, and Seller shall have no obligation pursuant to this Agreement to cure a Material Defect that Purchaser alleges to have discovered. Collateral Assignments and Filing. As reasonably requested by Purchaser, Seller shall take all reasonable actions to assist Purchaser in obtaining the valid assignment of all security interests in the collateral, if any, securing each Loan in favor of Purchaser or its designated assignee as secured party. The cost of any such assignment shall be borne by Purchaser. Telephone Numbers. Except for toll-free numbers and call center numbers, Seller shall take all steps reasonably necessary to enable Purchaser, after the Closing, to continue to use the telephone numbers used at the Branches on the date of this Agreement.

30 ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLER Seller represents and warrants to Purchaser, both as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specified date), as follows, except as set forth in the Seller Disclosure Schedule: Corporate Organization and Authority. As of the date hereof, Seller is a national banking association, duly organized and validly existing under the laws of the United States, and has the requisite power and authority to conduct the business now being conducted at the Branches. Seller has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Purchaser) is a valid and binding agreement of Seller enforceable against Seller in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. No Conflicts. The execution, delivery and performance of this Agreement and the other instruments and documents contemplated hereby by Seller do not, and will not, (a) violate any provision of its charter or by-laws, (b) subject to the Regulatory Approvals, violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any Regulatory Authority to which Seller is subject or any agreement or instrument of Seller, or to which Seller is subject or by which Seller is otherwise bound, which violation, breach, contravention or default referred to in this clause (b), individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (c) assuming the receipt of any required third-party consents under the Branch Leases or Assumed Contracts, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the Assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller is a party, or by which it or any of its properties or assets may be bound or affected, which breach, conflict, loss of benefit, termination, cancellation, acceleration, Encumbrance, violation or default would materially impact the Assets and Assumed Liabilities or would materially prevent or delay Seller from performing its obligations under this Agreement. Seller has all material licenses, franchises, permits, certificates of public convenience, orders and other authorizations of all federal, state and local governments and governmental authorities necessary for the lawful conduct of its business at each of the Branches as now conducted in all material respects, and all such licenses, franchises, permits, certificates of public convenience, orders and other authorizations are valid and, to Seller’s Knowledge, are not subject to any suspension, modification or revocation or proceedings related thereto. Governmental Approvals and Consents. Other than the Regulatory Approvals, no notices, reports or other filings are required to be made by Seller with, nor are any consents,

31 registrations, approvals, permits or authorizations required to be obtained by Seller from, any governmental or regulatory authorities of the United States or the several States in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller. There are no consents or approvals of any other third-party required to be obtained in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement by Seller the failure of which to be obtained would materially prevent or delay Seller from performing its obligations under this Agreement. Litigation and Undisclosed Liabilities. There are no actions, complaints, petitions, suits or other proceedings or any decree, injunction, judgment, order or ruling entered, promulgated or pending or, to Seller’s Knowledge, threatened against Seller with respect to or affecting the Branches, the Assets or the Assumed Liabilities that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. To Seller’s Knowledge, there are no facts or circumstances that would reasonably be expected to result in any material claims, obligations or liabilities with respect to the Branches, the Assets or the Assumed Liabilities. Regulatory Matters. (a) There are no material pending or, to Seller’s Knowledge, threatened disputes or controversies between Seller and any federal, state or local governmental agency or authority, or investigation or inquiry by any such agency or authority, with respect to or affecting the Branches, the Assets or the Assumed Liabilities. (b) Neither Seller nor any of its Affiliates has received any indication from any federal or state governmental agency or authority that such agency would oppose or refuse to grant a Regulatory Approval and Seller knows of no reason relating to Seller or its Affiliates for any such opposition or refusal. (c) Neither Seller nor any of its Affiliates is a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to any federal or state regulatory agency or authority charged with the supervision or regulation of depository institutions, nor has any of them been advised in writing by any such agency or authority that such agency or authority is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case affecting or relating to or affecting any of the Branches, the Assets or the Assumed Liabilities. Compliance with Laws. All business of the Branches or relating to the Assets and the Assumed Liabilities is conducted in compliance with all federal, state and local laws, regulations, rules and ordinances applicable thereto, except for noncompliance that would not reasonably be expected to be material to the Branches, the Assets and the Assumed Liabilities, taken as a whole.

32 Loans. (a) Each Loan: (i) represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person referred to as an “Obligor”) thereunder, and is evidenced by legal, valid and binding instruments executed by the Obligor. To Seller’s Knowledge, no Obligor at the time of such execution lacked capacity under applicable laws to contract and no signature on any Loan Documents is not the true original or facsimile signature of the Obligor on the Loan involved; (ii) is enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; (iii) (A) was originated or purchased by Seller in conformity in all material respects with applicable laws and regulations and its principal balance as shown on Seller’s books and records is true and correct as of the date indicated therein, (B) made in accordance in all material respects with Seller’s standard underwriting and documentation procedures and guidelines as in effect at the time of its origination, and made or acquired in the ordinary course of Seller’s business, (C) has an assignable lien, to the extent secured by a valid and enforceable lien in the collateral therefor, and has the priority reflected in Seller’s records, (D) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the realization against any collateral therefor and (E) complies in all material respects with all applicable requirements of federal, state and local laws and regulations thereunder; (iv) for so long as such Loan has been serviced by Seller, has been serviced by Seller in a manner consistent with Seller’s standard practices and the terms of the Loan Documents in all material respects and in compliance in all material respects with all applicable requirements of federal, state and local laws and regulations thereunder, including with respect to collection, application and administration of escrow deposits, and is not and has not been serviced in whole or in party by any third party; (v) is, and will be at Closing, solely owned by Seller, free and clear of any Encumbrance, other than Permitted Encumbrances, and, except as may be the case with respect to Syndicated Loans, such Loan is not subject to any third party participations; (vi) has not been amended or modified, and no term (including related to repayment) of the applicable Loan Documents has been waived or released, except as reflected in writing in the loan file for such Loan, and Seller has not taken or failed to take any action that would entitle any Obligor under such Loan to successfully assert any claim against Seller or Purchaser (including any right not to repay any such obligation or any part thereof) or would result in a valid claim or valid defense (including the defense of usury) to the enforcement of such Loan; (vii) is not subject to, and Seller has no knowledge of any threatened, litigation or claims which may affect the title or interest of Seller or any Obligor in and to

33 such Loan, and there are no pending or, to Seller’s knowledge, threatened foreclosures, total or partial condemnation or repossession proceedings or insurance claims with respect to such Loan; (viii) may be transferred and assigned pursuant to this Agreement without the approval, consent, authorization or action of any borrower, other obligor or guarantor, or any other third party, and upon assignment, Purchaser will have the rights of Seller with respect to such Loan in accordance with the terms and conditions thereof, subject to any limitations on such rights to the extent resulting from the acts and omissions of Purchaser or its Affiliates other than as contemplated by this Agreement; and (ix) the information contained in Exhibit 1.1(f)(i) correctly and accurately reflects the information contained in Seller’s records (and the originator’s records, if Seller is not the originator) in all material respects. (b) (i) The Loan Documents accurately reflect the payment history through the applicable date thereof, the outstanding balance of the Loan as of the date indicated therein, and all receipts pertaining to the Loan from the Obligor(s) thereof and all credits to which such Obligor(s) are entitled as of the date indicated therein, (ii) with respect to each Loan that is secured, Seller has perfected the lien on the collateral described in the Loan Documents, and (iii) neither Seller nor any of its agents, officers, employees or representatives has been guilty of any civil or criminal fraud with respect to the creation of any Loan or with respect to the transfer, assignment and sale of the same to Purchaser hereunder. (c) Except as set forth in Section 5.7(a) and (b), Seller makes no representation or warranty of any kind to Purchaser relating to the Loans, including with respect to (i) the due execution, legality, validity, enforceability, genuineness, sufficiency, value or collectability of the Loans or any documents, instrument or any agreement in the loan or credit file, including without limitation, documents granting a security interest in any collateral relating to a Loan, (ii) any representation, warranty or statement made by an Obligor or other party in or in connection with any Loan, (iii) the financial condition or creditworthiness of any primary or secondary Obligor under any Loan or any guarantor or surety or other Obligor thereof, (iv) the performance of the Obligor or compliance with any of the terms or provisions of any of the documents, instruments and agreements relating to any Loan, (v) inspecting any of the property, books or records of any Obligor or (vi) any of the warranties set forth in Section 3-417 of the Uniform Commercial Code. Records. The Records are accurate, correct and complete in all material respects and accurately reflect in all material respects as of their respective dates the Net Book Value of the Assets and Assumed Liabilities being transferred to Purchaser hereunder. The Records include (i) an original executed promissory note or an image which can be used as a substitute for such executed promissory note evidencing each Loan and (ii) in all material respects all customary Branch, customer and customer-related information reasonably necessary to service the Deposits and Loans on an ongoing basis and as may be required under applicable law in all material respects. Title to Assets; Insurance.

34 (a) Seller is the lawful owner of, or in the case of leased Assets, has a valid leasehold or sub-leasehold interest in, each of the Assets, free and clear of all Encumbrances, other than Permitted Encumbrances. Subject to the terms and conditions of this Agreement, on the Closing Date, Purchaser will acquire valid title to, or in the case of leased Assets (subject to receipt of the consents and approvals set forth in Schedule 5.3 of the Seller Disclosure Schedule), a valid leasehold or sub-leasehold interest in, all of the Assets, free and clear of any Encumbrances, other than Permitted Encumbrances. (b) Seller maintains in full force and effect insurance on the Assets in such amounts and against such risks and losses as are customary for comparable entities engaged in the same business and industry as Seller. Deposits. (a) The Deposit accounts have been originated in compliance in all material respects with the documents governing the relevant type of Deposit account and all applicable laws. Prior to the date of this Agreement, Seller has provided Purchaser with forms of all deposit agreements related to the Deposits and all such forms contain all material terms of the Deposits. (b) The Deposit accounts have been administered in compliance in all material respects with the documents governing the relevant type of Deposit account and all applicable laws. The Deposit accounts are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid in full when due. All of the Deposits are transferable at Closing to Purchaser, and, to Seller’s Knowledge, there are no Deposits that are subject to any judgment, decree or order of any Regulatory Authority or any Encumbrance (other than a Permitted Encumbrance). Other than in respect of IRAs, Seller has no trust or fiduciary relationship or obligations in respect of any of the Deposits or in respect of any other Assets or Assumed Liabilities. None of the Deposits are: (i) deposits securing loans or other extensions of credit by Seller that are not Loans; (ii) other than IRAs, deposits held in accounts for which Seller acts as fiduciary; (iii) deposits subject to legal process; (iv) deposits which are treated as abandoned property under applicable law related to abandoned property; (v) deposits held in the name of Seller or any of its affiliated entities as depositor; (vi) deposits represented by official checks, travelers checks, money orders, or certified checks of Seller; or (vii) accounts designated as “closed” on the books and records of Seller. All agreements relating to Deposits, other than certificates of deposit, legally permit Purchaser to unilaterally terminate or modify such deposit agreements within thirty (30) days after the Closing Date without the consent of the depositor or depositors and without penalty, subject to applicable law, delivery of any notice as may be specified in such agreements and any applicable provisions in such agreements. Environmental Laws; Hazardous Substances. Each parcel of Real Property: (a) is and has been operated by Seller in compliance in all material respects with all applicable Environmental Laws; (b) is not the subject of any written notice received by Seller (i) from any governmental authority alleging the material violation of or any material liability under any

35 applicable Environmental Laws or (ii) from any other Person alleging such violation of or liability under any applicable Environmental Laws; (c) to Seller’s Knowledge, is not currently subject to any court order, administrative order or decree arising under any Environmental Law; (d) has not been used by Seller or, to Seller’s Knowledge, any other Person for the disposal or release of Hazardous Substances and, to Seller’s Knowledge, is not contaminated with any Hazardous Substances requiring remediation or response in any material respect under any applicable Environmental Law; (e) to Seller’s Knowledge, with respect to any Hazardous Substances, the only use of any such Hazardous Substances has been in such amounts and types as is lawful under Environmental Law; and (f) to Seller’s Knowledge, has not had any material releases, emissions or discharges of Hazardous Substances except as permitted under applicable Environmental Laws. Brokers’ Fees. Other than Stephens, Inc., Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement. Property. (a) Seller has, and will convey to Purchaser at Closing, good and marketable title, such as is insurable by a reputable title insurance company, to the Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. No lien, judgment or encumbrance that (i) does not specifically pertain to the Owned Real Property and (ii) is insured over by the company insuring Purchaser’s title to the Owned Real Property, shall be deemed to render title to the Real Property unmarketable or uninsurable. (b) Seller has not received any written notice of any material uncured current violation of applicable zoning, building, fire or other applicable laws or regulations relating to the Real Property, and, except as would not reasonably be expected, individually or in the aggregate, to materially affect Purchaser’s use and enjoyment of the Real Property, to Seller’s Knowledge, there is no action, suit, proceeding or investigation pending or, to Seller’s Knowledge, threatened before any governmental authority that relates to Seller or the Real Property. (c) Seller has not received any written notice of any actual or pending condemnation proceeding relating to the Branches, nor, to Seller’s Knowledge, has any such proceeding been threatened. (d) Seller has received no written notice of any material default or breach by Seller under any covenant, condition, restriction, right of way or easement affecting the Owned Real Property or any portion thereof, and, to Seller’s Knowledge, no such default or breach now exists.

36 (e) Neither Seller nor any of its Affiliates has entered into any agreement regarding the Real Property (other than the Branch Leases), and to Seller’s Knowledge, the Real Property is not subject to any claim, demand, suit, lien, proceeding or litigation of any kind, pending or outstanding, or to Seller’s Knowledge, threatened, that would be binding upon Purchaser or its successors or assigns and materially affect or limit Purchaser’s or its successors’ or assigns’ use and enjoyment of the Real Property or that would materially limit or restrict Seller’s right or ability to enter into this Agreement and consummate the sale and purchase contemplated hereby. (f) Seller has valid title to its Personal Property, free and clear of all Encumbrances (other than Permitted Encumbrances), and has the right to sell, convey, transfer, assign and deliver to Purchaser all of the Personal Property. The Personal Property is in working order in all material respects (subject to ordinary wear and tear). (g) Each Branch Lease is the valid and binding obligation of Seller, and to Seller’s Knowledge, of each other party thereto; and there does not exist with respect to Seller’s obligations thereunder, or, to Seller’s Knowledge, with respect to the obligations of the lessor or sublessee thereof, as applicable, any material default, or event or condition that constitutes or, after notice or passage of time or both, would constitute a material default on the part of Seller or any other party thereto, as applicable, under any such Branch Lease. As used in this Section 5.13(g), the term “lessor” includes any sub-lessor of the property to Seller. Each Branch Lease gives Seller the right to occupy the building and land comprising the related Branch in accordance with the terms of such Branch Lease. There are no subleases relating to any Branch created or suffered to exist by Seller. (h) No portion of the Real Property or improvements thereon have been condemned, damaged or destroyed by fire or other casualty event that has not been restored. Each parcel of Real Property has direct access, or access via an irrevocable appurtenant easement benefitting such parcel, to a public thoroughfare. No portion of the Real Property is occupied by any Person other than Seller. Absence of Certain Changes or Events. Since December 31, 2023, no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Employee Benefit Plans; Labor Matters. (a) Seller has provided to Purchaser on the date hereof, in writing, a complete and accurate list of the Branch Employees as of no more than ten (10) Business Days prior to the date of this Agreement, with such list indicating each Branch Employee’s job title, status (active or on statutory or employer approved leave and full-time or part-time), annual current salary or wage rate, incentive plan and incentive compensation for performance year 2023 and 2024 (year to date), business location, exempt/non-exempt status under the Fair Labor Standards Act (as classified by Seller or its Affiliates), regularly scheduled weekly hours (for hourly employees), annual vacation entitlement and date of hire (original and most recent as applicable). Such list shall be updated by Seller and provided to Purchaser no later than the tenth (10th) Business Day prior to Closing and on such other dates that are mutually agreed to by Purchaser and Seller. If

37 any independent contractors are providing retail banking functions or services at any of the Branches, Seller has provided to Purchaser a complete and accurate list of such independent contractors as of the date hereof, if any, and a description of the services performed and rate of compensation. (b) No Benefit Plan in which the Branch Employees participate is a multiemployer plan within the meaning of Section 3(37) of ERISA or a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA. (c) No Branch Employee is a member of, represented by or otherwise subject to any (i) labor union, works council or similar organization or (ii) collective bargaining agreement, in each case with respect to such Branch Employee’s employment with Seller. With respect to any Branch Employee, (A) Seller is not the subject of any proceeding seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor to Seller’s Knowledge is any such proceeding threatened, and (B) no strike or similar labor dispute by the Branch Employees is pending or, to Seller’s Knowledge, threatened. Assumed Contracts and Safe Deposit Agreements. (a) Each Assumed Contract and Safe Deposit Agreement is valid and in full force and effect in accordance with its terms (subject to bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity, whether considered in a proceeding at law or in equity). Seller has complied in all material respects with each Assumed Contract and Safe Deposit Agreement. No other party to an Assumed Contract or Safe Deposit Agreement is, to Seller’s Knowledge, in breach or default thereof. Each Assumed Contract may be assigned by Seller with the prior written consent of the counterparties thereto. Limitations on Representations and Warranties. Except for the representations and warranties specifically set forth in this Article 5, neither Seller nor any of its agents, Affiliates, successors or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Purchaser, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and Seller hereby disclaims any such representation or warranty whether by Seller or any of its officers, directors, employees, agents or representatives or any other Person. ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER Purchaser represents and warrants to Seller, both as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specified date), as follows: Corporate Organization and Authority. Purchaser is a federally-chartered savings association, duly organized and validly existing under the laws of the United States and has the requisite power and authority to conduct the business conducted at the Branches as currently conducted by Seller. Purchaser has the requisite corporate power and authority and has taken all

38 corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Assuming due authorization, execution and delivery by Seller, this Agreement is a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. No Conflicts. The execution, delivery and performance of this Agreement by Purchaser does not, and will not, (a) violate any provision of its charter or bylaws or (b) subject to the Regulatory Approvals, violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any Regulatory Authority to which Purchaser is subject or any agreement or instrument of Purchaser, or to which Purchaser is subject or by which Purchaser is otherwise bound, which violation, breach, contravention or default referred to in this clause (b), individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect. Approvals and Consents. Other than the Regulatory Approvals, no notices, reports or other filings are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser from, any governmental or regulatory authorities of the United States or the several States in connection with the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby by Purchaser, the failure to make or obtain any or all of which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect. Regulatory Matters. (a) There are no pending or, to Purchaser’s knowledge, threatened disputes or controversies between Purchaser and any federal, state or local governmental agency or authority that, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect. (b) Purchaser has not received any indication from any federal or state governmental agency or authority that such agency would oppose or refuse to grant a Regulatory Approval, and Purchaser knows of no reason that it will not receive any necessary approval or authorization of all applicable bank Regulatory Authorities in time sufficient for the Closing Date to occur as contemplated hereby. (c) Purchaser is not a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state regulatory agency or authority charged with the supervision or regulation of depository institutions, nor has Purchaser been advised by any such agency or authority that such agency or authority is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case that, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect. (d) Purchaser is, and on a pro forma basis giving effect to the P&A Transaction, will be, (i) “well capitalized” as defined for purposes of the prompt corrective action regulations

39 of the Office of the Comptroller of the Currency, and (ii) in compliance with all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Purchaser, including any such higher requirement, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches, and no such regulator is reasonably likely to, or has indicated that it may, condition any of the Regulatory Approvals upon an increase in Purchaser’s capital or compliance with any capital requirement, standard or ratio. (e) Purchaser has no reason to believe that, as of the date hereof, it will be required to divest deposit liabilities, branches, loans or any business or line of business, or raise capital or achieve increased regulatory capital ratios or otherwise modify its financial condition or business at the request of any Regulatory Authority as a condition to the receipt of any of the Regulatory Approvals. (f) Purchaser was rated “Satisfactory” for performance under the Community Reinvestment Act (the “CRA”) following its most recent CRA performance examination by a Regulatory Authority. Purchaser has neither been informed that its current rating will or may be lowered in connection with a pending or future examination for CRA performance nor does it have knowledge of the existence of any fact or circumstance or set of facts or circumstances that could reasonably be expected to result in Purchaser having its current rating lowered. (g) Purchaser and each of its subsidiaries have complied in all material respects with applicable laws, regulations or rules relating to anti-money laundering, consumer protection and discriminatory lending or leasing practices, and Purchaser’s record of compliance with such laws, regulations and rules is consistent with the granting of all Regulatory Approvals. (h) Purchaser has received no notice of and has no knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby. Litigation and Undisclosed Liabilities. There are no actions, suits or proceedings pending or, to Purchaser’s knowledge, threatened against Purchaser, or obligations or liabilities (whether or not accrued, contingent or otherwise) or, to Purchaser’s knowledge, facts or circumstances that could reasonably be expected to result in any claims against or obligations or liabilities of Purchaser that, individually or in the aggregate, would have a Material Adverse Effect. Operation of the Branches. Purchaser intends to continue to provide retail and business banking services in the geographical area served by the Branches. Brokers’ Fees. Except for Raymond James & Associates, Inc., Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement. Available Funds. As of the date hereof, Purchaser has, and on the Closing Date Purchaser will have, adequate financial resources to enable it to consummate the transactions contemplated by this Agreement and such financial ability is not contingent on raising any equity capital, obtaining financing therefor, consent of any lender or any other matter relating to funding the P&A Transaction.

40 Limitations on Representations and Warranties. Except for the representations and warranties specifically set forth in this Article 6, neither Purchaser nor any of its agents, Affiliates or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Seller, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and Purchaser hereby disclaims any such representation or warranty whether by Purchaser or any of its officers, directors, employees, agents or representatives or any other Person. ARTICLE 7 COVENANTS OF THE PARTIES Activity in the Ordinary Course. From the date hereof until the Closing Date, except (a) as set forth on Schedule 7.1 of the Seller Disclosure Schedule or (b) as may be required by a Regulatory Authority or applicable law or (c) as contemplated hereby, Seller (i) shall, with respect to the Branches, the Assets and the Assumed Liabilities, use its commercially reasonable efforts to preserve its business relationships with depositors and Obligors of the Loans, (ii) shall use commercially reasonable efforts to maintain the Branches in their current condition, ordinary wear and tear excepted, (iii) shall operate the Branches in the ordinary course of business consistent with past practice and (iv) shall not, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed): (i) Increase or agree to increase the salary or wage rate and incentive opportunity of any Branch Employee, other than normal salary or wage increases in the ordinary course of business consistent with past practice; (ii) Establish, adopt, enter into or amend any plan, agreement or arrangement that provides incentive compensation, bonus or commissions exclusively for the benefit of the Branch Employees that would result in any material increase in liability for Purchaser; (iii) (x) Transfer any Branch Employee to another branch, facility or office of Seller or any of their respective Affiliates that is not a Branch or (y) transfer any employee of Seller or any of its Affiliates who, as of the date hereof, is not a Branch Employee to any Branch other than on an “as needed” basis to fill a vacancy in the ordinary course of business consistent with past practice; (iv) Hire any employee for any of the Branches other than to fill a vacancy in the ordinary course and consistent with past practices, including, with respect to the type of position filled and the compensation and benefit levels; (v) Terminate any Branch Employee, except in the ordinary course of business consistent with past practice; (vi) Amend, modify or waive any material claim or right under any Amended Retention Agreement;

41 (vii) Establish or price Deposits at any Branch other than in the ordinary course of business consistent with Seller’s past practices (including general deposit pricing policies in effect for such Branch as of the date hereof); (viii) Offer interest rates or terms on any category of Deposits at any Branch in a manner inconsistent with Seller’s past practice; (ix) Transfer to or from any Branch to or from any of Seller’s other operations or branches any material Assets or any Deposits, except (x) pursuant to an unsolicited customer request or (y) if such Deposit is pledged as security for a Loan or other obligation that is not a Loan; (x) Amend, modify or extend any Loan, except in the manner provided in Section 7.8; (xi) Originate any loan at the Branch or that is attributed to the Branch, except in the ordinary course of business consistent with Seller’s past practice; (xii) Sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or dispose of any of the Assets or Deposits existing on the date hereof, except in the ordinary course of business consistent with past practice; (xiii) Make or agree to make any material improvements to the Owned Real Property or the leased property subject to a Branch Lease, except normal maintenance or refurbishing purchased or made in the ordinary course of business; (xiv) Close, sell, consolidate, relocate or materially alter any Branch or otherwise file any application or give any notice to relocate or close any Branch; (xv) Amend, terminate or extend in any material respect any Branch Lease; (xvi) Release, compromise or waive any material claim or right that is part of the Assets or the Assumed Liabilities; or (xvii) Agree with, or commit to, any person to do any of the things described in clauses (i) through (xvi) except as contemplated hereby. Access and Confidentiality. (a) Until the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Article 10, Seller shall afford to Purchaser and its officers and authorized agents and representatives reasonable access during normal business hours to the properties, books, records, contracts, documents, files and other information of or relating to the Assets and the Assumed Liabilities; provided, however, that nothing herein shall afford Purchaser the right to review any information to the extent relating to loans held by Seller not constituting Loans, including information regarding borrowers, or any information to the extent relating to Seller’s

42 other branches, facilities and operations not subject to this Agreement. Seller shall identify to Purchaser, within fifteen (15) calendar days after the date hereof, a group of its salaried personnel (with the necessary expertise and experience to assist Purchaser) that shall constitute a “transition group” who will be available to Purchaser at reasonable times during normal business hours to provide information and assistance in connection with Purchaser’s investigation of matters relating to the Assets, the Assumed Liabilities and transition matters. Such transition group will also work cooperatively to identify and resolve issues arising from any commingling of Records with Seller’s records for its other branches, assets and operations not subject to this Agreement. Seller shall furnish Purchaser with such additional financial and operating data and other information about its business operations at the Branches as may be reasonably necessary for the orderly transfer of the business operations of the Branches, including copies of regularly prepared business financial reports for the Branches, the Assets and Assumed Liabilities promptly after they are available and updated Loan Documents, including all financial statements of borrowers and guarantors dated no earlier than December 31, 2023, and Purchaser shall be responsible for any documented, out-of- pocket third-party costs reasonably incurred by Seller in connection with furnishing such information; provided, however, that nothing herein shall afford Purchaser the right to review any information relating to loans held by Seller not constituting Loans, including information regarding borrowers or any information relating to Seller’s other branches, facilities and operations not subject to this Agreement. Any investigation pursuant to this Section 7.2(a) shall be conducted in such manner as not to unreasonably interfere with the conduct of Seller’s business. Notwithstanding the foregoing, Seller shall not be required to provide access to or disclose information where such access or disclosure would impose an unreasonable burden on Seller, or any employee of Seller, or would violate or prejudice the rights of customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into and, to the extent permitted, disclosed to Purchaser prior to the date of this Agreement. Seller and Purchaser shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. (b) From and after the date of this Agreement, Seller shall keep confidential non-public information in its possession (other than information that was or becomes available to Seller on a nonconfidential basis from a source other than Purchaser or any of its Affiliates) relating to Purchaser, its Affiliates and, except in the ordinary course of business consistent with past practice, the Branches, the Assets and the Assumed Liabilities; provided, however, that Seller shall not be liable hereunder with respect to any disclosure to the extent such disclosure is required pursuant to legal process (including pursuant to the assertion of Seller’s rights under this Agreement) (by interrogatories, subpoena, civil investigative demand or similar process), regulatory process or request or to the extent such disclosure is reasonably necessary for purposes of compliance by Seller or its Affiliates with tax or regulatory reporting requirements; provided that in the event of any disclosure pursuant to legal process Seller exercises commercially reasonable efforts to preserve the confidentiality of the non-public information disclosed, including by cooperating with Purchaser to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the non-public information required to be disclosed. (c) From and after Closing, Purchaser shall keep confidential non-public information in its possession (other than information that was or becomes available to Purchaser

43 on a nonconfidential basis from a source other than Seller or any of its Affiliates) (i) relating to Seller and its Affiliates other than the Branches, the Assets and the Assumed Liabilities or (ii) that contains any financial records of Seller’s customers other than holders of Deposits or Obligors of the Loans; provided, however, that Purchaser shall not be liable hereunder with respect to any disclosure to the extent such disclosure is required pursuant to legal process (including pursuant to the assertion of Purchaser’s rights under this Agreement) (by interrogatories, subpoena, civil investigative demand or similar process) or regulatory process or request; provided that in the event of any disclosure pursuant to legal process Purchaser exercises commercially reasonable efforts to preserve the confidentiality of the non-public information disclosed, including by cooperating with Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the non-public information required to be disclosed. Regulatory Approvals. (a) As soon as practicable and in no event later than thirty (30) calendar days after the date of this Agreement, Purchaser shall prepare and file any applications, notices and filings required in order to obtain the Regulatory Approvals. Purchaser shall use reasonable best efforts to obtain each such approval as promptly as reasonably practicable and Purchaser shall not, and shall cause its Affiliates not to, knowingly take any action that would be expected to have the effect of denying or materially delaying or conditioning such approval. Seller will cooperate in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Regulatory Approvals). Each party will advise the other if such party is contacted by any Regulatory Authority with respect to the transaction contemplated hereby, and each party will provide the other with copies of any applications or submissions and all correspondence or communications relating thereto prior to filing, other than material filed in connection therewith under a claim of confidentiality. If any Regulatory Authority requires the modification of any of the terms and provisions of this Agreement as a condition to granting any Regulatory Approval, then the parties hereto will negotiate in good faith to seek a mutually agreeable adjustment to the terms of the transaction contemplated hereby. The parties hereby agree and acknowledge that neither this Section 7.3 nor the “reasonable best efforts” standard shall require, or be construed to require, Purchaser or any of its Affiliates, in order to obtain any Regulatory Approvals, to agree to any term, restriction or condition or take any action that would impose any Burdensome Condition. (b) The parties shall promptly advise each other upon receiving any communication from any Regulatory Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that the Regulatory Approvals or any other consent or approval required hereunder will not be obtained or that the receipt of any such approval will be materially delayed. In addition, subject to applicable law, each party shall promptly furnish the other party with a copy of the nonconfidential portions of all communications to and from any Regulatory Authority (or written summaries of oral communications) with respect to the transactions contemplated by this Agreement. Consents.

44 (a) Seller agrees to use reasonable best efforts to obtain from lessors under and counterparties under the Branch Leases and the Assumed Contracts and any other parties the consent of which is required in order to assign or transfer any Asset or Deposit to Purchaser on the Closing Date, any required consents to such assignment or transfer to Purchaser on the Closing Date; provided that, that neither Seller nor any of its Affiliates shall be required to commence any litigation or offer or grant any accommodation (financial or otherwise) to any third-party to obtain such authorizations, approvals, consents, negative clearances or waivers; and provided, further, that Seller shall not be obligated to incur any monetary obligations or expenditures to the parties whose consent is requested in connection with the utilization of its reasonable best efforts to obtain any such required consents. If any such required consent cannot be obtained, notwithstanding any other provision hereof, this Agreement shall not constitute an agreement to assign any of the Assets and Assumed Liabilities as to which consent cannot be obtained prior to Closing. With respect to any Asset or Assumed Liability that is not assigned to Purchaser at the Closing by reason of this Section 7.4, after the Closing and until the applicable requisite consents are obtained and the foregoing transferred and assigned to Purchaser, Seller shall provide to Purchaser the benefits under each such Asset or right (with Purchaser responsible for all liabilities and obligations thereunder to the extent it would be liable under the applicable Asset or Assumed Liability if the requisite consent had been obtained and such Asset or Assumed Liability had been assigned to Purchaser). The parties shall continue after Closing to exercise reasonable best efforts to obtain the consents that could not be obtained prior to Closing, and, if such a consent is obtained, Seller shall assign to Purchaser the applicable Asset or Assumed Liability pursuant to the terms of this Agreement. (b) Unless otherwise directed by Purchaser, Seller shall use commercially reasonable efforts to procure an estoppel certificate in usual and customary form for the type of transaction contemplated hereby from each lessor under Branch Leases. Efforts to Consummate; Further Assurances. (a) Purchaser and Seller agree to use commercially reasonable efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to Closing. (b) From time to time following Closing, at Purchaser’s request and sole expense, Seller will duly execute and deliver such assignments, bills of sale, deeds, acknowledgments, other instruments of conveyance and transfer and/or a limited power of attorney to effect the same, as shall be necessary or appropriate to vest in Purchaser the full legal and equitable title to the Assets and the Assumed Liabilities. Purchaser shall be responsible for filing or recording, as applicable, any and all assignments or instruments evidencing the transfer of the Loans, Loan Documents and any liens on collateral securing the same from Seller to Purchaser. (c) Subject to Section 4.3, on and after the Closing Date, each party shall promptly deliver to the other, at such other party’s expense, all mail and other communications properly addressable or deliverable to the other as a consequence of the P&A Transaction; and without limitation of the foregoing, on and after the Closing Date, Seller shall promptly forward any mail, communications or other material relating to the Deposits or the Assets transferred on the Closing Date, including that portion of any IRS “B” tapes that relate to such Deposits, to such

45 employees of Purchaser at such addresses as may from time to time be specified by Purchaser in writing. Solicitation of Accounts; Non-Solicitation. (a) For twelve (12) months after the Closing Date, Seller will not, and shall cause its Affiliates not to, solicit, directly or indirectly other than through general non-targeted advertising, deposit taking or loan product business from any holders of Deposits or Obligors of Loans. Except as set forth in the foregoing sentence, nothing in this Agreement shall be construed to at any time prohibit or otherwise limit Seller or any of its Affiliates from soliciting financial services or any other businesses, including deposits, loans and other financial products. For the avoidance of doubt, nothing in this Section 7.6 shall restrict Seller or any of its Affiliates from responding to unsolicited inquiries with respect to banking or other financial services or providing such services in response thereto. (b) Prior to the Closing Date, Purchaser agrees that it will not attempt to solicit Branch customers through advertising nor transact its business in a way that would reasonably be expected to induce such customers to close any account and open accounts directly with Purchaser. Notwithstanding the foregoing sentence, Purchaser and its Affiliates shall be permitted to (i) engage in advertising, solicitations or marketing campaigns not targeted at such customers, and relationships that result therefrom, (ii) engage in lending, deposit, safe deposit, trust or other financial services with customers who have relationships with Purchaser as of the date hereof through other offices of Purchaser or product channels, (iii) respond to unsolicited inquiries by such customers with respect to banking or other financial services, and engage in relationships that result therefrom and (iv) provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof. (c) For a period of twelve (12) months following the Closing Date, Seller will not, and shall cause its Affiliates not to, solicit, directly or indirectly, for employment any Transferred Employee; provided, however, that nothing in this Section 7.6(c) shall be deemed to prohibit Seller or its Affiliates from (i) making general solicitations not targeted at Transferred Employees (including job announcements in newspapers and industry publications or on the Internet), (ii) soliciting any Transferred Employee whose employment is terminated by Purchaser prior to Seller, or any of its Affiliates, soliciting such Transferred Employee, (iii) soliciting any Transferred Employee who has not been employed by Purchaser or its Affiliates during the nine (9) month period prior to the solicitation not otherwise permitted hereunder or (iv) using employee search firms, so long as such employee search firms are not instructed to and do not engage in targeted solicitations of Transferred Employees. (d) If any provision or part of this Section 7.6 is held by a court or other authority of competent jurisdiction to be invalid or unenforceable, the parties agree that the court or authority making such determination will have the power to reduce the duration or scope of such provision or to delete specific words or phrases as necessary (but only to the minimum extent necessary) to cause such provision or part to be valid and enforceable. If such court or authority does not have the legal authority to take the actions described in the preceding sentence, the parties

46 agree to negotiate in good faith a modified provision that would, insofar as possible, reflect the original intent of this Section 7.6 without violating applicable law. Insurance. Seller will use commercially reasonable efforts to maintain in effect until the Closing Date all casualty and public liability policies relating to the Branches and maintained by Seller on the date hereof or to procure comparable replacement coverage and maintain such policies or replacement coverage in effect until Closing. Purchaser shall provide all casualty and public liability insurance for the Branches after Closing. In the event of any material damage, destruction or condemnation affecting Real Property between the date hereof and the time of Closing, Purchaser shall have the right to direct that Seller in Seller’s sole discretion, and Seller shall, either (a) exclude any Real Property so affected from the Assets to be acquired, (b) take reasonable steps to repair or replace the damaged or destroyed property or (c) deliver to Purchaser any insurance proceeds and other payments, to the extent of the fair market value or the replacement cost of the Real Property, received by Seller as a result thereof unless, in the case of damage or destruction, Seller has repaired or replaced the damaged or destroyed property. Servicing Prior to Closing Date. With respect to each of the Loans, from the date hereof until the Closing Date, Seller shall service such Loans in a manner that is consistent with the servicing provided by Seller with respect to its loans made in the geographic area in which the Branches operate that are not Loans. Further, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), except in the ordinary course of business consistent with past practice, Seller shall not: (a) except as required by law, regulation or the terms of the Loan Documents, release any collateral or any party from any liability on or with respect to any of the Loans; (b) compromise or settle any material claims of any kind or character with respect to the Loans; or (c) except as required by law or regulation or to the extent consistent with prevailing market terms, modify, amend or waive any of the material terms of any Loan as set forth in the Loan Documents. Change of Name, Etc. Promptly after the Effective Time, Purchaser will (a) change the name and logo on all documents, Branches and other facilities relating to the Assets and the Assumed Liabilities to Purchaser’s name and logo, (b) notify all persons whose Loans, Deposits or Safe Deposit Agreements are transferred under this Agreement of the consummation of the transactions contemplated by this Agreement and (c) provide all appropriate notices to any Regulatory Authorities required as a result of the consummation of such transactions. For the avoidance of doubt, no changes shall be made to the name or logo on documents, Branches or other facilities until the expiration of all applicable waiting periods associated with the Regulatory Approvals and no such items shall be used or unveiled until after Closing. Seller shall cooperate with any commercially reasonable request of Purchaser directed to prepare for or accomplish the removal of Seller’s signage prior to the next Business Day after the Closing Date (or the removal of signage of an Affiliate of Seller, if applicable) by Purchaser and the installation of Purchaser’s signage by Purchaser; provided, however, that (i) all such removals and all such installations shall be at the sole expense of Purchaser, (ii) such removals and installations shall be performed in such a manner that does not unreasonably interfere with the normal business activities and operations of the Branches and Purchaser shall repair any damage to the area altered to its preexisting condition, (iii) such installed signage shall comply with all applicable zoning and permitting laws and regulations, (iv) such installed signage shall have, if necessary, received the prior approval of the owner or landlord of the facility, and such installed signage shall be covered in such a way as

47 to make Purchaser signage unreadable at all times prior to Closing, but such cover shall display the name and/or logo of Seller (or of its Affiliates) in a manner reasonably acceptable to Seller and (v) if this Agreement is terminated prior to Closing, Purchaser shall immediately and at its sole expense restore such signage and any other area altered in connection therewith to its pre-existing condition. During the fourteen (14) calendar day period following Closing, Purchaser shall afford to Seller and its authorized agents and representatives reasonable access during normal business hours to the Branches to allow Seller the opportunity to confirm Purchaser’s compliance with the terms of this Section 7.9. ARTICLE 8 TAXES AND EMPLOYEE BENEFITS Tax Representations. Seller represents and warrants to Purchaser that all material Tax Returns with respect to the Assets, the Assumed Liabilities or the operation of the Branches, that are required to be filed (taking into account any extension of time within which to file) before the Closing Date, have been or will be duly filed, and all material Taxes shown to be due on such Tax Returns have been or will be paid in full. Proration of Taxes. For purposes of this Agreement, in the case of any Straddle Period, (a) Property Taxes for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (b) Taxes (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the Effective Time. Sales and Transfer Taxes. Seller and Purchaser shall each be responsible for one- half of the payment of all transfer, recording, documentary, stamp, sales, use (including all bulk sales Taxes) and other similar Taxes and fees (collectively, the “Transfer Taxes”), that are payable or that arise as a result of the P&A Transaction, when due. Seller shall file any Tax Return that is required to be filed in respect of Transfer Taxes described in this Section 8.3 when due, and Purchaser shall cooperate with respect thereto as necessary. Information Returns. At Closing or as soon thereafter as is practicable, Seller shall provide Purchaser with a list of all Deposits on which Seller is back-up withholding as of the Closing Date. Payment of Amount Due under Article 8. Any payment by Seller to Purchaser, or to Seller from Purchaser, under this Article 8 (other than payments required by Section 8.3, which shall be paid when determined), to the extent due at Closing, may be offset against any payment due by the other party at Closing. All subsequent payments under this Article 8 shall be made as soon as determinable and shall be made as provided in Section 3.2(b) and bear interest from the date due to the date of payment at the Federal Funds Rate.

48 Assistance and Cooperation. After the Closing Date, each of Seller and Purchaser shall: (a) Make available to the other and to any taxing authority as reasonably requested all relevant information, records and documents relating to Taxes with respect to the Assets, the Assumed Liabilities or the operation of the Branches; (b) Provide timely notice to the other in writing of any pending or proposed Tax audits (with copies of all relevant correspondence received from any taxing authority in connection with any Tax audit or information request) or Tax assessments with respect to the Assets, the Assumed Liabilities or the operation of the Branches for taxable periods for which the other may have a liability under this Agreement; and (c) The party requesting assistance or cooperation shall bear the other party’s reasonable out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third-party service providers. Transferred Employees. (a) Offers of Employment. (i) General. At least thirty (30) calendar days prior to the Closing Date (or, in the case of any individual who becomes a Branch Employee following such thirtieth (30th) calendar day prior to Closing, as soon as practicable after Seller identifies such individual to Purchaser), and effective as of the Closing Date, Purchaser agrees that it shall offer employment to each Branch Employee (other than a temporary employee) on Exhibit 8.7(a)(i) who is actively employed by Seller as of the Closing Date and, subject to Section 8.7(a)(ii), to each Leave Recipient on Exhibit 8.7(a)(i), and, effective as of the applicable Transfer Date, Purchaser will employ each such employee who has accepted the offer (it being understood and agreed that nothing herein shall authorize Purchaser to solicit or employ any Branch Employee other than in connection with Closing). Following the Closing Date, each Branch Employee employed by Purchaser shall, from and after the applicable Transfer Date, be defined as a “Transferred Employee” for purposes of this Agreement. Subject to the provisions of this Section 8.7(a)(i), Transferred Employees shall, if applicable, be subject to the employment terms, conditions and rules applicable to other similarly situated employees of Purchaser. Nothing contained in this Agreement shall be construed as an employment contract between Purchaser and any Branch Employee or Transferred Employee. (ii) Special Provisions for Leave Recipients. With respect to any Branch Employee (other than a temporary employee) on Exhibit 8.7(a)(i) who is not actively at work on the Closing Date as a result of an approved leave of absence (including military leave with reemployment rights under federal and state law, leave under the Family and Medical Leave Act of 1993) (collectively, the “Leave Recipients”), any offer of employment by Purchaser pursuant to Section 8.7(a)(i) will be contingent on such Leave Recipient’s return to active status within six (6) months following the Closing Date or such longer period as may be required by applicable law. When a Leave Recipient who has (A)

49 accepted the offer and (B) satisfied the standard pre-employment screening requirements (which shall not include a credit check) returns to active status pursuant to the terms hereof, such Leave Recipient shall be considered a Transferred Employee. (b) Terms of Offer. Offers of employment made by Purchaser to Branch Employees pursuant to Section 8.7(a)(i) will be subject to the following terms and conditions: (i) Each Branch Employee’s base salary shall be at least equivalent to the rate of annual base salary or regular hourly wage rate, as applicable, paid by Seller to such Branch Employee as of immediately prior to the Closing Date; (ii) Each Branch Employee shall have the same commission and incentive compensation opportunity generally available to other similarly situated employees of Purchaser, as in effect from time to time; (iii) Each Branch Employee shall be eligible to receive employee benefits that are the same as those generally available to other similarly situated employees of Purchaser, as in effect from time to time; (iv) Each Branch Employee shall be offered employment at a job location that is no more than forty (40) miles from the Branch to which the Branch Employee is primarily assigned immediately prior to the Closing Date; and (v) Transferred Employees shall become at-will employees of Purchaser. (c) Severance Payments. With respect to any Transferred Employee whose employment is terminated by Purchaser for any reason other than cause on or before the six (6) month anniversary of the applicable Transfer Date, Purchaser shall pay to such Transferred Employee the amount of severance compensation and benefits equal to two (2) weeks of severance per year of service with Seller and its Affiliates; provided, that each such Transferred Employee shall be entitled to a minimum of four (4) weeks’ severance and a maximum of twenty-six (26) weeks’ severance; provided, further, that such Transferred Employee enters into a release of claims against Purchaser and its Affiliates and, provided, further, that this Section 8.7(c) shall not apply to a Transferred Employee who enters into any agreement with Purchaser that provides for a severance payment of any kind upon termination of employment, in which case such agreement shall control with respect to any severance payment obligations of Purchaser, if any. In addition to and notwithstanding any provision herein to the contrary, if a Branch Employee does not receive an offer from Purchaser in compliance with Section 8.7(b) and such Branch Employee’s employment with Seller and its Affiliates is terminated by Seller or its applicable Affiliate after the consummation of the transactions contemplated by this Agreement (and in no event later than two (2) months following the Closing Date (or, in the case of any Leave Recipient, two (2) months following any later potential Transfer Date contemplated by Section 8.7(a)(ii)) or such later date as may be required to comply with applicable law (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local law)), then Purchaser shall reimburse Seller, within thirty (30) calendar days of receipt of an invoice from Seller, for the costs of any severance compensation and benefits (including the costs incurred during any notice

50 period or pay in lieu of notice and the employer portion of any taxes) payable by Seller to such Branch Employee under the applicable Seller severance plan or arrangement, provided, however, any reimbursement by Purchaser hereunder shall not exceed the amount that Purchaser would have paid to such Branch Employee if his or her employment had been terminated by Purchaser immediately following consummation of the P&A Transaction. (d) Credit for Service. Purchaser shall cause each Benefit Plan, severance plan and time-off program maintained, sponsored, adopted or contributed to by Purchaser or its Affiliates in which Transferred Employees are eligible to participate (collectively, the “Purchaser Benefit Plans”), to take into account for all purposes under Purchaser Benefit Plans (for vesting and eligibility, but not for the purpose of accruals under any such plan) the service of such employees with Seller or its Affiliates prior to the applicable Transfer Date to the same extent as such service was credited for the applicable purpose by Seller or the applicable Affiliate; provided, however, that a Transferred Employee shall be entitled to receive benefits under a Purchaser severance plan only if the employment of such Transferred Employee is terminated after the six- month anniversary of the applicable Transfer Date. Such service credit shall include service credited by Seller. In addition, Purchaser shall cause each Transferred Employee to be immediately eligible to participate in each such Purchaser Benefit Plan without any waiting time to the extent permissible under applicable law and the terms and conditions of such Purchaser Benefit Plan. (e) Welfare Plans. Purchaser shall, and shall cause its Affiliates to, (i) waive limitations on benefits relating to any preexisting conditions of the Transferred Employees and their eligible dependents to the extent that such limitations were waived under the applicable employee benefit or welfare plan in which such Transferred Employee participated prior to the applicable Transfer Date, and (ii) use commercially reasonable efforts to recognize for purposes of annual deductible and out-of-pocket limits under their health and welfare plans applicable to Transferred Employees, deductible and out-of-pocket expenses paid by Transferred Employees and their respective dependents under Seller’s or any of its Affiliates’ health or welfare plans in the calendar year in which the applicable Transfer Date occurs. (f) Rollover of 401(k) Plan Accounts and Loans. Prior to the Closing Date and thereafter (as applicable), Seller and Purchaser shall take any and all action as may be required, including, if necessary, amendments to the tax-qualified defined contribution plan of Seller in which Transferred Employees participate (the “Seller 401(k) Plan”) and/or the tax qualified defined contribution plan of Purchaser (the “Purchaser 401(k) Plan”), to permit each Transferred Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including of loans) in an amount equal to the eligible rollover distribution portion of the account balance distributable to such Transferred Employee from the Seller 401(k) Plan to the Purchaser 401(k) Plan. (g) No Third-Party Rights or Amendment to Benefit Plans. Nothing in this Section 8.7 shall be construed to grant any Branch Employee or Transferred Employee, or any beneficiary or dependent of any Branch Employee or Transferred Employee, or any third-party, a right to continued employment by, or to receive any payments or benefits from, Purchaser or Seller or their respective Affiliates or through any employee benefit plan. Except as expressly set forth herein, nothing in this Section 8.7 shall limit Purchaser’s or Purchaser’s Affiliate’s ability or right

51 to amend or terminate any benefit or compensation plan or program of Purchaser or its Affiliates and nothing contained herein shall be construed as an amendment to or modification of any such plan. This Section 8.7 shall be binding upon and inure solely to the benefit of each party to this Agreement, and nothing in this Section 8.7, express or implied, is intended to confer upon any other Person, including, but not limited to, any current or former director, officer, independent contractor or employee of Seller or any of its Affiliates, any rights or remedies of any nature whatsoever under or by reason of this Section 8.7. (h) Vacation. Seller shall pay to the Transferred Employees all accrued but unpaid vacation for periods prior to the Transfer Date as soon as administratively practicable after the Transfer Date or as required by applicable law, but in no event later than thirty (30) Business Days after the Transfer Date. (i) Welfare Benefits Generally. (i) Seller and its Affiliates shall be solely responsible for (A) claims for Welfare Benefits and for workers’ compensation, in each case that are incurred by or with respect to any Transferred Employee (and his or her spouse, dependents or beneficiaries) before his or her Transfer Date, and (B) claims relating to COBRA Continuation Coverage (and for providing any notices related thereto) attributable to “qualifying events” with respect to any Branch Employee who does not become a Transferred Employee and his or her beneficiaries and dependents, whether occurring before, on or after the Closing Date; and (ii) Purchaser and its Affiliates shall be solely responsible for (A) claims for Welfare Benefits and for workers compensation, in each case that are incurred by or with respect to any Transferred Employee on or after his or her Transfer Date, and (B) claims relating to COBRA Continuation Coverage attributable to “qualifying events” with respect to any Transferred Employee and his or her beneficiaries and dependents that occur on or after such Transferred Employee’s Transfer Date. For purposes of the foregoing, a medical/dental claim shall be considered incurred when the services are rendered, the supplies are provided or prescription is actually filled, and not when the condition arose. A disability claim shall be considered incurred when the date of disability occurs and a workers’ compensation claim shall be considered incurred on the date of the occurrence as determined under the applicable state regulations. (j) Liabilities under Benefit Plans. Except as expressly provided in this Section 8.7, (i) Seller shall remain solely responsible for any and all liabilities and obligations arising under the Benefit Plans, and Purchaser shall not assume or otherwise acquire any of the Benefit Plans, and (ii) for purposes of this Agreement, liabilities under the Benefit Plans shall be considered Excluded Liabilities. Retention Bonus. Purchaser shall reimburse Seller for the remaining 75% portion of the retention bonus required to be paid as of Closing under the Amended Retention Agreements.

52 ARTICLE 9 CONDITIONS TO CLOSING Conditions to Obligations of Purchaser. Unless waived in writing by Purchaser, the obligation of Purchaser to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions: (a) Regulatory Approvals. The Regulatory Approvals shall have been obtained without the imposition of a Burdensome Condition, and shall remain in full force and effect, and all waiting periods applicable to the consummation of the P&A Transaction shall have expired or been terminated. (b) Orders. No court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (any of the foregoing, an “Order”) that is in effect and that prohibits or makes illegal the consummation of the P&A Transaction. (c) Representations and Warranties. (i) The representations and warranties of Seller contained in Sections 5.1, 5.2, 5.12 and 5.14 shall be true in all respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of each such time (except that representations and warranties as of a specified date need only be true in all respects on and as of such date); (ii) the representations and warranties of Seller contained in Section 5.7 and 5.9(a) (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to “materiality”) shall be true in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of each such time (except that representations and warranties as of a specified date need only be true in all respects on and as of such date) and (iii) the other representations and warranties of Seller contained in this Agreement shall be true in all respects as of the date of this Agreement and as of the Closing Date (except that representations and warranties as of a specified date need only be true on and as of each such date); provided, however, that for purposes of determining the satisfaction of the condition set forth in this Section 9.1(c)(iii), such representations and warranties shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to “materiality” or “Material Adverse Effect”) do not constitute, individually or in the aggregate, a Material Adverse Effect. (d) Covenants and Other Agreements. Seller shall have performed its covenants and agreements herein on or prior to the Closing Date in all material respects. (e) Seller Officers’ Certificate. Purchaser shall have received at Closing a certificate dated as of the Closing Date and executed by the Chief Executive Officer and the Chief Financial Officer of Seller to the effect that each of the conditions specified in Sections 9.1(c) and (d) are satisfied.

53 (f) Seller Closing Deliverables. Seller shall have delivered to Purchaser each of the executed certificates, instruments, agreements, documents and other items required to be delivered pursuant to Section 3.5, including the consents from landlords to the assignment of the Branch Leases set forth in Section 3.5(c), at or prior to the Closing Date. (g) Material Defect. Purchaser’s diligence under Section 4.13(a) of this Agreement does not reveal a Material Defect that will materially impact the ability to continue banking operations in the Houston, Texas metropolitan statistical area. Conditions to Obligations of Seller. Unless waived in writing by Seller, the obligation of Seller to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions: (a) Regulatory Approvals. The Regulatory Approvals shall have been made or obtained, and shall remain in full force and effect, and all waiting periods applicable to the consummation of the P&A Transaction shall have expired or been terminated. (b) Orders. No Order shall be in effect that prohibits or makes illegal the consummation of the P&A Transaction. (c) Representations and Warranties. (i) The representations and warranties of Purchaser contained in Sections 6.1, 6.2 and 6.7 shall be true in all respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of each such time (except that representations and warranties as of a specified date need only be true in all respects on and as of such date) and (ii) the other representations and warranties of Purchaser contained in this Agreement shall be true in all respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of each such time (except that representations and warranties as of a specific date need to be true only as of such date); provided, however, that for purposes of determining the satisfaction of the condition set forth in this Section 9.2(c)(ii), such representations and warranties shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to “materiality” or “Material Adverse Effect”) do not constitute, individually or in the aggregate, a Material Adverse Effect. (d) Covenants and Other Agreements. Purchaser shall have performed its covenants and agreements herein on or prior to the Closing Date in all material respects. (e) Purchaser Officers’ Certificate. Seller shall have received at Closing a certificate dated as of the Closing Date and executed by the Chief Executive Officer and the Chief Financial Officer of Purchaser to the effect that each of the conditions specified in Sections 9.2(c) and (d) are satisfied. (f) Purchaser Closing Deliverables. Purchaser shall have delivered to Seller each of the executed certificates, instruments, agreements, documents and other items required to be delivered pursuant to Section 3.6 (in the case of any assignment contemplated thereby, subject to delivery by Seller of any related requisite third-party consent) at or prior to the Closing Date.

54 ARTICLE 10 TERMINATION Termination. This Agreement may be terminated at any time prior to the Closing Date: (a) by the mutual written agreement of Purchaser and Seller; (b) by Seller or Purchaser if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement by the other party and written notice of such breach is provided by the terminating party to the party committing such breach, either individually or in the aggregate with all other breaches by such party, such that any of the conditions set forth in Section 9.1(c) or 9.1(d) (in the case of a termination by Purchaser) or Section 9.2(c) or 9.2(d) (in the case of a termination by Seller) would not be satisfied, and (i) such breach is not reasonably capable of being cured or (ii) if such breach is reasonably capable of being cured, is not cured by the date that is forty-five (45) calendar days following written notice thereof (or such fewer days as remain prior to the Termination Date) to the party committing such breach; provided in each case that the terminating party is not then in breach of any representation, warranty, covenant or other agreement of such terminating party contained herein such that any of the conditions set forth in Section 9.1(c) or 9.1(d) (in the case of a termination by Seller) or Section 9.2(c) or 9.2(d) (in the case of a termination by Purchaser), as applicable, would not be satisfied; (c) by Seller or Purchaser, in the event Closing has not occurred by April 16, 2025 (the “Termination Date”) unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein; provided that, if on the Termination Date all conditions set forth in Article 9 have been satisfied or waived (other than those that by their nature are to be satisfied at the Closing, and such conditions would be satisfied at the Closing) but Purchaser’s provider of its core processing system is unable to perform the conversion of the data processing with respect to the Branches and the Assets and Assumed Liabilities by the Termination Date, Purchaser may extend the Termination Date from time to time by a total of ninety (90) days by providing written notice to Seller on or prior to the Termination Date, which extended date shall thereafter be considered the Termination Date, unless the failure of the Closing to occur is due to a breach of this Agreement by the party seeking to terminate; or (d) by Seller or Purchaser, if any governmental agencies or authorities that must grant a Regulatory Approval has denied approval of the P&A Transaction or the transactions contemplated hereby, and such denial has become final and nonappealable or any governmental agency or authority of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the P&A Transaction or the transactions contemplated hereby, unless the failure to obtain a Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein.

55 Effect of Termination. In the event of termination of this Agreement pursuant to Section 10.1, except as set forth in this Agreement as being applicable if Closing does not occur or as set forth below in this Section 10.2, this Agreement shall forthwith become void and have no effect, and no party hereto (or any of its directors, officers, employees, agents or Affiliates) shall have any liability or further obligation to any other party, except that neither Seller nor Purchaser shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement. ARTICLE 11 INDEMNIFICATION Indemnification. (a) Subject to Section 12.1, after Closing, Seller shall indemnify and hold harmless Purchaser and any Person directly or indirectly controlling or controlled by Purchaser, and their respective directors, officers, employees and agents, from and against any and all Losses asserted against or incurred by Purchaser to the extent arising out of or resulting from the following: (i) any breach of any representation or warranty made by Seller in this Agreement (disregarding, in each case other than in the case of Section 5.14, for purposes of determining the amount of any Loss (but not for purposes of determining whether there has been a breach), any qualification on any such representation or warranty as to “materiality,” “in all material respects,” “Material Adverse Effect” or similar materiality qualifications); (ii) any breach of any covenant or agreement to be performed by Seller pursuant to this Agreement; (iii) any Excluded Taxes; (iv) any Excluded Liability; or (v) any responsibility, obligation, duty, legal action, administrative or judicial proceeding, claim, penalty or liability arising out of Seller’s ownership or operation prior to the Effective Time of the business represented by the Branches and the Assets. (b) Subject to Section 12.1, after Closing, Purchaser shall indemnify and hold harmless Seller and any Person directly or indirectly controlling or controlled by Seller, and their respective directors, officers, employees and agents, from and against any and all Losses asserted against or incurred by Seller to the extent arising out of or resulting from the following: (i) any breach of any representation or warranty made by Purchaser in this Agreement (disregarding, in each case, for purposes of determining the amount of any Loss (but not for purposes of determining whether there has been a breach), any qualification on any such representation or warranty as to “materiality,” “in all material respects,” “Material Adverse Effect” or similar materiality qualifications);

56 (ii) any breach of any covenant or agreement to be performed by Purchaser pursuant to this Agreement; (iii) the Assumed Liabilities; or (iv) any responsibility, obligation, duty, legal action, administrative or judicial proceeding, claim, penalty or liability arising out of Purchaser’s ownership or operation from and after the Effective Time of the business represented by the Branches and the Assets. (c) To exercise its indemnification rights under this Section 11.1 as a result of the assertion against it of any claim or potential liability for which indemnification is provided, the indemnified party shall promptly (and in any event within thirty (30) calendar days) notify the indemnifying party of the assertion of such claim, discovery of any such potential liability or the commencement of any action or proceeding in respect of which indemnity may be sought hereunder (including, with respect to claims arising from a breach of representation or warranty or covenant made in Article 8, the commencement of an audit, administrative investigation or judicial proceeding by any governmental authority); provided, however, that, subject to the Survival Periods set forth in Section 12.1(a), any delay or failure by the indemnified party to give notice shall not relieve the indemnifying party of its obligations hereunder except to the extent, if at all, that the indemnifying party is prejudiced by reason of such delay or failure. The indemnified party shall advise the indemnifying party of all facts relating to such assertion within the knowledge of the indemnified party, and shall afford the indemnifying party the opportunity, at the indemnifying party’s sole cost and expense, to defend against such claims for liability. In any such action or proceeding, the indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (i) the indemnifying party and the indemnified party mutually agree to the retention of such counsel or (ii) the named parties to any such suit, action or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party, and in the reasonable judgment of the indemnified party upon advice of counsel, representation of the indemnifying party and the indemnified party by the same counsel would be inappropriate due to conflicts of interests between them. (d) Neither party to this Agreement shall settle, compromise, discharge or consent to an entry of judgment with respect to a claim or liability subject to indemnification under this Article 11 without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the indemnifying party may agree without the prior written consent of the indemnified party to any settlement, compromise, discharge or consent to an entry of judgment in each case that by its terms (i) obligates the indemnifying party to pay the full amount of the liability in connection with such claim and that unconditionally releases the indemnified party and its Affiliates from all liability or obligation in connection with such claim and (ii) does not impose injunctive or other non-monetary equitable relief against the indemnified party or its Affiliates, or their respective businesses. (e) Notwithstanding anything to the contrary contained in this Agreement, an indemnifying party shall not be liable under Section 11.1(a)(i) or Section 11.1(b)(i) for any Losses sustained by the indemnified party unless and until the aggregate amount of all indemnifiable Losses sustained by the indemnified party shall exceed $100,000 (the “Deductible”), in which

57 event the indemnifying party shall provide indemnification hereunder in respect of all such indemnifiable Losses in excess of the Deductible; provided, however, that the maximum aggregate amount of indemnification payments payable by Seller pursuant to Section 11.1(a)(i) or by Purchaser pursuant to Section 11.1(b)(i), as applicable, shall be ten percent (10%) of the Purchase Price (the “Cap”); provided, further, that the Deductible and the Cap shall not apply with respect to (i) claims for indemnifications arising out of fraud or (ii) any breach of Section 5.1 by Seller or Section 6.1 by Purchaser, as applicable, that gives rise to the underlying right to indemnification set forth in Section 11.1(a)(i) or Section 11.1(b)(i), as applicable. In no event shall either party hereto be entitled to indemnification with respect to consequential or punitive damages or damages for lost profits. (f) Notwithstanding the foregoing, if a third-party claim includes or would reasonably be expected to include both a claim for Taxes that are Assumed Liabilities pursuant to Section 2.2(a)(vii) (“Purchaser Taxes”) and a claim for Taxes that are not Assumed Liabilities pursuant to Section 2.2(a)(vii) (“Seller Taxes”), and such claim for Seller Taxes is not separable from such a claim for Purchaser Taxes, Purchaser (if the claim for Purchaser Taxes exceeds or reasonably would be expected to exceed in amount the claim for Seller Taxes) or otherwise Seller (Seller or Purchaser, as the case may be, the “Controlling Party”) shall be entitled to control the defense of such third-party claim (such third-party claim, a “Tax Claim”). In such case, the other party (Seller or Purchaser, as the case may be, the “Non-Controlling Party”) shall be entitled to participate fully (at the Non-Controlling Party’s sole expense) in the conduct of such Tax Claim and the Controlling Party shall not settle such Tax Claim without the consent of such Non- Controlling Party (which consent shall not be unreasonably withheld, conditioned or delayed). The costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned based on the relative amounts of the Tax Claim that are Seller Taxes and that are Purchaser Taxes. (g) Except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any comparable provision of state, local or foreign law), Seller, Purchaser and their respective Affiliates shall treat any and all payments under this Article 11 as an adjustment to the Purchase Price for all Tax purposes. (h) An indemnified party shall use commercially reasonable efforts to mitigate any claim or liability that such indemnified party asserts under this Article 11. In the event that an indemnified party shall fail to use such commercially reasonable efforts to mitigate any claim or liability, then notwithstanding anything else to the contrary contained in this Agreement, the indemnifying party shall not be required to indemnify any indemnified party for any portion of a Loss that could reasonably be expected to have been avoided if the indemnified party had made such efforts. Any indemnity payment due under this Article 11 shall be reduced by all insurance proceeds, or other amounts from third-parties, delivered to the indemnified party with respect to the underlying claim or liability. Exclusivity. After Closing, except as expressly set forth in Sections 3.3, 3.4, 4.3(b), 4.5, 4.6, 4.8, 4.9, 7.6, 8.3 and Article 10, and except in the case of fraud, this Article 11 will provide the exclusive remedy for any breach of representation, warranty, covenant or other agreement or for any other claim arising out of this Agreement or the transactions contemplated hereby;

58 provided that it is understood and agreed that the foregoing shall not prevent a party from obtaining specific performance, injunctive relief or any other available non-monetary equitable remedy. AS-IS Sale; Waiver of Warranties. Except for the representations and warranties set forth in this Agreement, Purchaser acknowledges that the Assets and Assumed Liabilities are being sold and accepted on an “AS-IS-WHERE-IS” basis, and are being accepted without any representation or warranty. As part of Purchaser’s agreement to purchase and accept the Assets and Assumed Liabilities AS-IS-WHERE-IS, and not as a limitation on such agreement, TO THE FULLEST EXTENT PERMITTED BY LAW, SELLER HEREBY DISCLAIMS AND PURCHASER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND RELEASES ANY AND ALL ACTUAL OR POTENTIAL RIGHTS PURCHASER MIGHT HAVE AGAINST SELLER OR ANY PERSON DIRECTLY OR INDIRECTLY CONTROLLING SELLER REGARDING ANY FORM OF WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR TYPE, RELATING TO THE ASSETS AND ASSUMED LIABILITIES INCLUDING THE LOANS AND/OR THE COLLATERAL THEREFOR EXCEPT THOSE SET FORTH IN THIS AGREEMENT. SUCH WAIVER AND RELEASE IS, TO THE FULLEST EXTENT PERMITTED BY LAW, ABSOLUTE, COMPLETE, TOTAL AND UNLIMITED IN EVERY WAY. SUCH WAIVER AND RELEASE INCLUDES TO THE FULLEST EXTENT PERMITTED BY LAW, A WAIVER AND RELEASE OF EXPRESS WARRANTIES, IMPLIED WARRANTIES, WARRANTIES OF FITNESS FOR A PARTICULAR USE, WARRANTIES OF MERCHANTABILITY, WARRANTIES OF HABITABILITY, STRICT LIABILITY RIGHTS AND CLAIMS OF EVERY KIND AND TYPE (EXCEPT THOSE CLAIMS WITH RESPECT TO OR ARISING OUT OF THIS AGREEMENT), INCLUDING CLAIMS REGARDING DEFECTS THAT WERE NOT OR ARE NOT DISCOVERABLE, ALL OTHER EXTANT OR LATER CREATED OR CONCEIVED OF STRICT LIABILITY OR STRICT LIABILITY TYPE CLAIMS AND RIGHTS. ARTICLE 12 MISCELLANEOUS Survival. (a) The parties’ respective representations and warranties contained in this Agreement shall survive until the twelve (12) month anniversary of the Closing Date; provided, however, that each of the representations and warranties of parties set forth in Sections 5.1 and 6.1 shall survive until the sixth (6th) anniversary of the Closing Date, thereafter neither party may claim any Loss in relation to a breach thereof (such specified period, a “Survival Period”); provided, however, that the claims set forth in any claim for indemnity made by an indemnified party during the applicable Survival Period shall survive until such claim is finally resolved. The agreements and covenants contained in this Agreement shall survive Closing until performed in full or the obligation to so perform shall have expired. Notwithstanding anything to the contrary contained herein, the survival period for claims for Losses arising out of, resulting from or in connection with fraud shall not be limited.

59 (b) No claim based on any breach of any representation or warranty shall be valid or made unless notice with respect thereto is given to the indemnifying party in accordance with this Agreement and prior to the end of the applicable Survival Period. Assignment. Neither this Agreement nor any of the rights, interests or obligations of either party may be assigned by either party hereto without the prior written consent of the other party, and any purported assignment in contravention of this Section 12.2 shall be void. Binding Effect. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Public Notice. Prior to the Closing Date, neither Purchaser nor Seller shall make or cause to be made any press release for general circulation, public announcement or disclosure or issue any notice or general communication to employees or customers with respect to any of the transactions contemplated hereby without the prior written consent of the other party. Notices. All notices, requests, demands, consents and other communications given or required to be given under this Agreement and under the related documents shall be in writing and delivered to the applicable party at the address indicated below: If to Seller: Amerant Bank, N.A. 220 Alhambra Circle Coral Gables, Florida 33134 Attention: S. Marshall Martin, Esq., EVP, Chief Legal Officer E-mail: legal@amerantbank.com With a copy (which shall not constitute notice): Squire Patton Boggs (US) LLP 201 E. Fourth Street Suite 1900 Cincinnati, Ohio 45202 Attention: James Barresi E-mail: james.barresi@squirepb.com If to Purchaser: MidFirst Bank 501 NW Grand Boulevard Oklahoma City, Oklahoma 73118 Attention: Greg Schaefer E-mail: [intentionally omitted]

60 With a copy to (which shall not constitute notice): Covington & Burling LLP The New York Times Building 620 Eighth Avenue New York, NY 10018-1405 Attention: J. D. Weinberg; Charlotte May E-mail: jweinberg@cov.com; cmay@cov.com or, as to each party at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 12.5. Any notices shall be in writing, including telegraphic, e-mail or facsimile communication, and may be sent by registered or certified mail, return receipt requested, postage prepaid, or by fax, or by overnight delivery service. Notice shall be effective upon actual receipt thereof. Expenses. Except as expressly provided otherwise in this Agreement, each party shall bear any and all costs and expenses that it incurs, or that may be incurred on its behalf, in connection with the preparation of this Agreement and consummation of the transactions described herein, and the expenses, fees and costs necessary for any approvals of the appropriate Regulatory Authorities. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware applicable to agreements made and entirely to be performed in such state and without regard to its principles of conflict of laws, except with respect to real estate matters, which shall be governed and interpreted in accordance with the laws of the State of Texas. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (except real estate matters) shall be brought exclusively in the Delaware Court of Chancery in New Castle County in the State of Delaware (or if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter), any state or federal court of competent jurisdiction located in New Castle County, in the State of Delaware (such courts, the “Delaware Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (a) irrevocably submits to the exclusive jurisdiction of the Delaware Courts (and of the appropriate appellate courts therefrom), (b) waives any objection to laying venue in any such action or proceeding in the Delaware Courts, (c) waives any objection that the Delaware Courts are an inconvenient forum or do not have jurisdiction over any party and (d) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 12.7. Waiver of Jury Trial. The parties hereby waive, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the transactions contemplated hereby, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. The parties hereby further agree and consent that any such claim, demand, action or cause of action shall be

61 decided by court trial without a jury and that the parties may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury. Entire Agreement; Amendment. (a) This Agreement contains the entire understanding of and all agreements between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters, which agreements or understandings shall be of no force or effect for any purpose; provided, however, that the terms of any confidentiality agreement (including the terms relating to the confidentiality and use of confidential information and the terms relating to not soliciting or hiring employees) the parties hereto previously entered into shall, to the extent not inconsistent with any provisions of this Agreement, continue to apply until Closing, including, for the avoidance of doubt, with respect to information provided and/or accessed pursuant to Section 7.2(a). (b) This Agreement may not be amended or supplemented in any manner except by mutual agreement of the parties and as set forth in a writing signed by the parties hereto or their respective successors in interest. The waiver of any breach of any provision under this Agreement by any party shall not be deemed to be waiver of any preceding or subsequent breach under this Agreement. No such waiver shall be effective unless in writing. Third-Party Beneficiaries. Except as expressly provided in Section 11.1, this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than Seller and Purchaser. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page. Headings. The headings used in this Agreement are inserted for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Agreement. Severability. If any provision of this Agreement, as applied to any party or circumstance, shall be judged by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way effect any other provision of this Agreement, the application of any such provision and any other circumstances or the validity or enforceability of the other provisions of this Agreement. Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article, Section of or Exhibit to this Agreement unless otherwise indicated. The Recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section. The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the

62 words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement. Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as identified in 12 C.F.R. § 4.32(b)) of a Regulatory Authority by any party to this Agreement to the extent prohibited by applicable law, and nothing in this Agreement shall require such disclosure or be understood as constituting such disclosure. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would likewise occur if the P&A Transaction were not consummated), and, accordingly, that the parties shall be entitled, without the necessity of posting a bond or other security, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the P&A Transaction, subject to the terms and conditions of this Agreement). [Signature page follows]

[Signature Page to Purchase and Assumption Agreement] IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date and year first above written. AMERANT BANK, N.A. By: /s/ Gerald P. Plush Name: Gerald P. Plush Title: Chairman, President and Chief Executive Officer

[Signature Page to Purchase and Assumption Agreement] IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date and year first above written. MIDFIRST BANK By: /s/ Todd Dobson Name: Todd Dobson Title: President